                                    REVISED
                          LITIGATION SETTLEMENT OFFER

                                  (AIMCO LOGO)

                             AIMCO PROPERTIES, L.P.
        is offering to purchase any and all limited partnership units in

                      CENTURY PROPERTIES GROWTH FUND XXII
                          FOR $192.60 PER UNIT IN CASH

    This Litigation Settlement Offer is being made as part of a COURT APPROVED SETTLEMENT of class and derivative litigation brought on behalf of limited partners in your partnership and others. FINAL COURT APPROVAL OF THE SETTLEMENT, WHICH REQUIRES THE MAKING OF THIS LITIGATION SETTLEMENT OFFER AS A CONDITION OF SETTLEMENT, HAS BEEN OBTAINED. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. Under the terms of the settlement, the Court appointed American Appraisal Associates, Inc., as an independent appraiser, to appraise your partnership's properties and we agreed to provide an executive summary of the appraiser's report for each property owned by your partnership, attached as Annex II. A complete copy of the appraiser's report will be provided to you free of charge upon request. THE SETTLEMENT ALSO INCLUDES THE CREATION OF A $9.9 MILLION SETTLEMENT FUND FOR MEMBERS OF THE SETTLEMENT CLASS. AFTER DEDUCTING ATTORNEYS' FEES AND OTHER SETTLEMENT COSTS (INCLUDING A PORTION OF THE COSTS OF THE APPRAISALS AND CERTAIN COSTS OF ADMINISTRATION OF THE SETTLEMENT FUND), WE HAVE ALLOCATED THE REMAINING AMOUNT IN THE SETTLEMENT FUND AMONG THE 44 REMAINING PARTNERSHIPS INVOLVED IN THE SETTLEMENT, PRO RATA BASED ON PARTNERSHIP REVENUE FOR THE YEAR ENDED DECEMBER 31, 2002 ALLOCABLE TO UNITS HELD BY THE MEMBERS OF THE SETTLEMENT CLASS. YOUR PRO RATA SHARE OF THE SETTLEMENT FUND IS $9.60, WHICH IS INCLUDED IN OUR OFFER PRICE ABOVE FOR THOSE WHO TENDER.

    Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer.

    You will not pay any partnership transfer fees if you tender your units pursuant to this offer. You will pay any other fees or costs, including any transfer taxes.

    Our offer price will be reduced for any distributions subsequently made or declared by your partnership prior to the expiration of our offer.

    Our offer and your withdrawal rights will expire at midnight, New York City time, on December 30, 2003, unless we extend the deadline.

    Neither the court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept this Litigation Settlement Offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept this Litigation Settlement Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS LITIGATION SETTLEMENT OFFER FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

    - If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from any claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

(Continued on next page)

    If you decide to accept our offer, you must complete and sign the enclosed letter of transmittal in accordance with the instructions thereto and mail or deliver the signed letter of transmittal and any other required documents to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Litigation Settlement Offer. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS LITIGATION SETTLEMENT OFFER, THE LETTER OF TRANSMITTAL OR FOR A COMPLETE COPY OF AN APPRAISAL OF ANY OF YOUR PARTNERSHIP'S PROPERTIES MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (800) 467-0821.

                               December 18, 2003

(Continued from prior page)

    - We determined our offer price without any arms-length negotiations, and independently of the recent appraisals of your partnership's property (an executive summary of each of which is attached as Annex II). Accordingly, our offer price may not reflect the fair market value of your units. In addition, the determination of our offer price has not been approved by the court or counsel for the parties in the class and derivative litigation.

    - Upon a liquidation of your partnership, if the properties were sold at a price equal to the value determined by the independent appraiser, we estimate that your liquidation proceeds would be approximately $530.61 per unit, which is higher than our offer price of $192.60 per unit. In order to understand the assumptions and methodology used to determine the liquidation amount, please refer to "The Litigation Settlement
      Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

    - Your general partner and the property manager are affiliates of ours and, therefore, your general partner has substantial conflicts of interest with respect to our offer.

    - We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

    - Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

    - If we do not acquire all of the outstanding units in your partnership, it is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

    - For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

    - The general partner makes no recommendation as to whether you should tender your units.

    NEITHER THE COURT NOR COUNSEL FOR THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS LITIGATION SETTLEMENT OFFER. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK THE ADVICE OF YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

    THIS LITIGATION SETTLEMENT OFFER IS BEING OFFERED TO ALL CURRENT UNITHOLDERS WHETHER OR NOT THEY HAVE REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS. IF YOU REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS BUT TENDER YOUR UNITS, BY SIGNING THE LETTER OF TRANSMITTAL, YOU WILL RELEASE US FROM CLAIMS THAT YOU WOULD OTHERWISE HAVE PRESERVED BY REQUESTING EXCLUSION. IF YOU DID NOT REQUEST EXCLUSION, YOU WILL RELEASE ANY KNOWN OR UNKNOWN CLAIMS ARISING OUT OF THE CLASS AND DERIVATIVE LITIGATION IF THE JUDGMENT APPROVING THE SETTLEMENT IS AFFIRMED ON APPEAL. BY EXECUTING THE ENCLOSED LETTER OF TRANSMITTAL, MOREOVER, YOU WILL RELEASE THOSE CLAIMS EVEN IF THE JUDGMENT IS REVERSED OR OTHERWISE VACATED ON APPEAL.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

           By Mail:                  By Overnight Courier:                 By Hand:
         P.O. Box 238              1275 Valley Brook Avenue        1275 Valley Brook Avenue
      Lyndhurst, NJ 07071             Lyndhurst, NJ 07071             Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
RISK FACTORS................................................     5
  If you tender your units in this offer, you will release
     us from all liability and assign to us your rights in
     any future claims......................................     5
  We have established the terms of our offer without
     reference to the recent appraisal of your partnership's
     properties.............................................     5
  Our offer price may not represent fair market value.......     5
  Our offer price does not reflect future prospects.........     5
  The liquidation value of your partnership units exceeds
     our offer price........................................     5
  Continuation of the partnership; no time frame regarding
     sale of property.......................................     6
  Holding your units may result in greater future value.....     6
  The general partner faces conflicts of interest with
     respect to this offer..................................     6
  Your general partner is not making a recommendation
     regarding this offer...................................     6
  Your general partner faces conflicts of interest relating
     to management fees.....................................     7
  If we do not acquire all of the outstanding units in this
     offer, we may make a future offer at a higher price....     7
  Your tax liability resulting from a sale of your units
     could exceed our offer price...........................     7
  You may recognize taxable gain on the amount paid from the settlement fund or for release and assignment of
     claims.................................................     7
  If you tender your units in this offer, you will no longer
     be entitled to distributions from your partnership.....     8
  You could recognize gain in the event of a future
     reduction in your partnership's liabilities............     8
  Your partnership's status could terminate for federal
     income tax purposes....................................     8
  We could delay acceptance of, and payment for, your
     units..................................................     8
  There may be a possible reduction of available information
     about your partnership as a result of this offer.......     8
  Your partnership has balloon payments on its mortgage
     debt...................................................     9
THE LITIGATION SETTLEMENT OFFER.............................    10
   1. Terms of the Offer; Expiration Date...................    10
   2. Acceptance for Payment and Payment for Units..........    10
   3. Procedure for Tendering Units.........................    11
   4. Withdrawal Rights.....................................    14
   5. Extension of Tender Period; Termination; Amendment; No
     Subsequent Offering Period.............................    15
   6. Certain Federal Income Tax Matters....................    16
   7. Effects of the Offer..................................    19
   8. Valuation of Units....................................    20
   9. The Lawsuit and the Settlement........................    43
  10. Information Concerning Us and Certain of Our
     Affiliates.............................................    48
  11. Background and Reasons for the Offer..................    52
  12. Position of the General Partner of Your Partnership
     With Respect to the Offer..............................    54
  13. Conflicts of Interest and Transactions with
     Affiliates.............................................    56
  14. Future Plans of the Purchaser.........................    57
  15. Certain Information Concerning Your Partnership.......    58
  16. Voting Power..........................................    63

                                                              PAGE
                                                              ----
  17. Source of Funds.......................................    63
  18. Dissenters' Rights....................................    63
  19. Conditions to the Offer...............................    64
  20. Certain Legal Matters.................................    66
  21. Fees and Expenses.....................................    66
ANNEX I -- OFFICERS AND DIRECTORS...........................   I-1
ANNEX II -- EXECUTIVE SUMMARY OF INDEPENDENT APPRAISER'S
  REPORT....................................................  II-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire Litigation Settlement Offer, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this Litigation Settlement Offer where a more complete discussion may be found.

     - The Litigation Settlement Offer. As part of the settlement of a class and derivative litigation entitled Nuanes et al. v. Insignia Financial Group, Inc. et al. and Heller v. Insignia Financial Group, Inc., et al. on behalf of your partnership and limited partners in your partnership and others, we are offering to acquire any and all of the limited partnership units of your partnership for $192.60 per unit in cash. Under the terms of the settlement, neither we nor our affiliates admit to any wrongdoing, and we deny liability under all claims brought in this litigation. FINAL COURT APPROVAL OF THE SETTLEMENT, WHICH REQUIRES THE MAKING OF THIS LITIGATION SETTLEMENT OFFER AS A CONDITION OF SETTLEMENT, HAS BEEN OBTAINED. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. See "The Litigation Settlement Offer -- Section 1. Terms of the Offer; Expiration Date," "-- Section 7. Effects of the Offer," "-- Section 8. Valuation of Units" and "-- Section 9. The Lawsuit and the Settlement."

     - The Settlement Fund. The settlement also includes the creation of a $9.9 million settlement fund for members of the settlement class. After deducting attorneys' fees and other settlement costs (including a portion of the costs of the appraisals and certain costs of administration of the settlement fund), we have allocated the remaining amount in the settlement fund among the 44 remaining partnerships involved in the settlement, pro rata based on partnership revenue for the year ended December 31, 2002 allocable to units held by the members of the settlement class. Your partnership's allocated share of the settlement fund is divided by the total number of units owned by members of the settlement class, and the resulting amount is included in our offer price above. Your pro rata share of the settlement fund is $9.60. If you request exclusion from the settlement, you may tender any units in this offer and you will be entitled to receive the same price per unit as those unitholders who have not opted out of the settlement class. However, no portion of the price paid to you will come from the settlement fund.

      If you do not request exclusion from the settlement and do not tender any units in this offer, you will be entitled to receive your pro rata share of the settlement fund (subject to adjustment) no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer.

      Under the terms of the settlement, we will pay the costs of printing and mailing this Litigation Settlement Offer to limited partners of your partnership, as well as other costs of notice. In addition, we have agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund.

     - Factors in Determining the Offer Price. In determining the offer price per unit we principally considered:

      - your partnership's property income;

      - our estimate of an appropriate capitalization rate for such property income;

      - our estimate of an appropriate capitalization rate for such property income;

      - the location, condition and debt structure of your partnership's property;

      - our estimate of the fees and expenses expected to be incurred by your partnership if its properties are sold; and

      - your partnership's other assets and liabilities.

     - Expiration Date. Our offer expires on December 30, 2003, unless extended, and you can tender your units until our offer expires. See "The Litigation Settlement Offer -- Section 1. Terms of the Offer; Expiration Date."

     - Right to Extend the Expiration Date. Under the settlement, we can extend the expiration date of the offer in our sole discretion up to 90 business days from the date of commencement. We reserve the right to extend the offer subject to customary conditions. In the event we extend the offer, we will either issue a press release or send you a notice of any such extension. See "The Litigation Settlement Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

     - How to Tender. To tender your units, complete the accompanying letter of transmittal and send it, along with any other documents required by the letter of transmittal, to the Information Agent, The Altman Group, Inc., at one of the addresses set forth on the back of this Litigation Settlement Offer. See "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units."

     - Release and Assignment of Future Claims. If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

     - Covenant Not to Sue. If you requested exclusion from the settlement but tender your units in this offer, by signing the letter of transmittal, you agree not to bring any action, claim, suit or proceeding against us and those affiliates who were defendants in the class and derivative litigation concerning any of the matters that are the subject of the Stipulation of Settlement approved by the Court in connection with the settlement of such class and derivative litigation, including this Litigation Settlement Offer, other than for violations of federal or state securities laws. If you do not request exclusion from the settlement class, you will already have agreed not to bring any such action, claim, suit or proceeding once the settlement is final.

     - Withdrawal Rights. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after January 6, 2004 if we have not already accepted units for purchase and payment. See "The Litigation Settlement Offer -- Section 4. Withdrawal Rights."

     - How to Withdraw. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Litigation Settlement Offer -- Section 4. Withdrawal Rights."

     - Tax Consequences. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Litigation Settlement
       Offer -- Section 6. Certain Federal Income Tax Matters."

     - Availability of Funds. We intend to pay the purchase price for any units tendered from our existing cash balances or borrowings under our line of credit. See "The Litigation Settlement Offer -- Section 17. Source of Funds."

     - Conditions to the Offer. There are a number of conditions to our offer, including the absence of competing tender offers, that there be no material change with respect to our financial condition, the absence of certain changes in your partnership, and the absence of certain changes in the financial markets. If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement. See "The Litigation Settlement Offer -- Section 19. Conditions to the Offer."

     - Remaining as a Limited Partner. If you do not tender your units, you will remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership. However, if there are fewer than 300 unitholders in your partnership as a result of the offer, your partnership will no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-KSB containing annual audited financial statements, and quarterly reports on Form 10-QSB containing unaudited financial statements. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer."

     - Who We Are. We are AIMCO Properties, L.P., the operating partnership of Apartment Investment and Management Company, a New York Stock Exchange-listed company. See "The Litigation Settlement Offer -- Section
       10. Information Concerning Us and Certain of Our Affiliates."

     - Conflicts of Interest. NHP Management Company (which is our affiliate) receives fees for managing your partnership's property and the general partner of your partnership (which is our affiliate) is entitled to receive asset management fees and reimbursement of certain expenses involving your partnership and its property. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See "The Litigation Settlement Offer -- Section 13. Conflicts of Interest and Transactions with Affiliates" and "-- Section 15. Certain Information Concerning Your Partnership."

     - No General Partner Recommendation. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Each limited partner should make his or her own decision whether or not to tender. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER. See "The Litigation Settlement Offer -- Section 12. Position of the General Partner of Your Partnership With Respect to the Offer."

     - Fairness of the Offer. Although we, Apartment Investment and Management Company ("AIMCO") and AIMCO-GP, Inc. (collectively, the "AIMCO Entities") and your general partner have interests that may conflict with those the partnership's unaffiliated limited partners, each of the AIMCO Entities believes that the offer price and the offer are fair to the unaffiliated limited partners of your partnership. This determination is based on the information and the factors set forth under "The Litigation Settlement Offer -- Section 12. Position of Your General Partner of Your Partnership With Respect to the Offer."

     - No Subsequent Offering Period. We do not currently intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Litigation Settlement Offer -- Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period."

     - Additional Information. For assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this Litigation Settlement Offer.

     - No Recommendation by Court or Counsel for the Parties. Neither the court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept this Litigation Settlement Offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report and any other information available to you and to seek the advice of your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept this Litigation Settlement Offer.

                                  RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL RELEASE US FROM ALL LIABILITY AND ASSIGN TO US YOUR RIGHTS IN ANY FUTURE CLAIMS.

     If you want to tender your units in response to our offer, you must sign a letter of transmittal, in which you release us and our affiliates from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

WE HAVE ESTABLISHED THE TERMS OF OUR OFFER WITHOUT REFERENCE TO THE RECENT APPRAISAL OF YOUR PARTNERSHIP'S PROPERTIES.

     We did not base our offer price on any third party valuation or the recent appraisal of your partnership's properties, nor did we derive our offer price from any arms-length negotiation. Our offer price might be higher if it were subject to independent third party negotiations. Thus, it is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party. In order to understand the assumptions and methodology used to determine the liquidation amount, please refer to "The Litigation Settlement Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

     There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

     We determined our offer price by valuing your partnership's properties. Except for Plantation Creek and Woodcreek, we used the direct capitalization approach to value your partnership's property based on the property income for the twelve months ended September 30, 2003. This method does not ascribe any value to potential future improvements in the operating performance of your partnership's property. In determining the value for Plantation Creek and Woodcreek, instead of using the direct capitalization method, which depends on property income, we ascribed a value to these properties equal to their outstanding debt. This method does not ascribe any value to the projected future performance of these properties. In comparison, the independent appraiser determined the value of Plantation Creek and Woodcreek based on pro forma net operating income. See "The Litigation Settlement Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

THE LIQUIDATION VALUE OF YOUR PARTNERSHIP UNITS EXCEEDS OUR OFFER PRICE.

     If your partnership was liquidated, and the properties sold at a price equal to their recently appraised value, we estimate that you would receive a liquidating distribution of $530.61 per unit, which exceeds our offer price of $192.60 per unit. However, the actual proceeds obtained from a liquidation are highly uncertain and could be more or less than our estimate.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PROPERTY.

     Your general partner, which is our affiliate, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus, dated October 1, 1985, pursuant to which units in your partnership were sold, indicates that your partnership was intended to be self-liquidating and that it was anticipated that the partnership's properties would be sold within 5 to 8 years of their acquisition, subject to market conditions. The prospectus also indicated that there could be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2010. It is not known when the property owned by your partnership may be sold. The market for units in the partnership is illiquid, and it may be difficult to sell your investment in the partnership in the future. The general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the general partner of your partnership believes that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. In particular, the general partner considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property. We cannot predict when your partnership's property will be sold or otherwise disposed of.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

     Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated. In addition, at the current time, the general partner of your partnership believes that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. If your partnership's property were sold in the future and the net proceeds realized therefrom were distributed to the limited partners of your partnership, the amount of such distribution might exceed our current offer price.

THE GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THIS OFFER.

     The general partner of your partnership is our affiliate and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION REGARDING THIS OFFER.

     Your general partner of your partnership (which is our affiliate) makes no recommendation as to whether or not you should tender or refrain from tendering your units. Although the general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept this Litigation Settlement Offer.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

     Because we or our subsidiaries receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees.

IF WE DO NOT ACQUIRE ALL OF THE OUTSTANDING UNITS IN THIS OFFER, WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

     It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. In accordance with the terms of the settlement, we may, but are not obligated to, make another Litigation Settlement Offer within 18 months of the order finally approving the settlement. If you decide not to tender in this offer and decide to tender in a future settlement offer, you will receive your pro rata share of the settlement fund at that time. Our decision to conduct a future offer will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units. In addition, if we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement.

YOUR TAX LIABILITY RESULTING FROM A SALE OF YOUR UNITS COULD EXCEED OUR OFFER PRICE.

     Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit. Depending on your basis in the units and your tax position, your tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. We may also be required by state or local tax laws to withhold a portion of our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your tax advisor to determine the tax consequences of the offer to you.

YOU MAY RECOGNIZE TAXABLE GAIN ON THE AMOUNT PAID FROM THE SETTLEMENT FUND OR FOR RELEASE AND ASSIGNMENT OF CLAIMS.

     Our offer price includes $9.60, your pro rata share of the settlement fund, unless you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal. If you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal, an equivalent portion of the price paid to you may be deemed a payment for your release and assignment of claims. The proper treatment for federal income tax purposes of your receipt of amounts from the settlement fund or deemed payments for your release and assignment of claims is uncertain. No opinion or assurance can be given that the IRS will not challenge the treatment of amounts from the settlement fund or deemed payments for your release and assignment of claims as additional consideration for the units, and assert that such amount should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. Moreover, while the IRS has stated that it generally will not treat attorneys' fees and costs that are paid directly to class counsel from a settlement fund as constituting income, profit, or gain of a member of the class (so long as the class is an opt-out class and the class member does not have a separate contingency fee arrangement with the class counsel), any special awards paid to claimants who actively aid in the prosecution of a class action or who devote substantial time or expense on behalf of a settlement class will be treated as payments for services rendered and will be includable in that member's gross income. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, amounts from the settlement fund or deemed payments for your release and assignment of claims, and the treatment of special awards, attorneys fees and costs.

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

     If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A FUTURE REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

     Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce your share of the partnership liabilities. If you retain all or a portion of your units and your share of the partnership liabilities were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOUR PARTNERSHIP'S STATUS COULD TERMINATE FOR FEDERAL INCOME TAX PURPOSES.

     If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from our offer, your partnership will terminate for federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you, thereby possibly increasing the taxable income allocable to your interests in your partnership each year, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain.

WE COULD DELAY ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

     We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended up to 90 business days from the date of commencement of the offer, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

THERE MAY BE A POSSIBLE REDUCTION OF AVAILABLE INFORMATION ABOUT YOUR PARTNERSHIP AS A RESULT OF THIS OFFER.

     If there are less than 300 unitholders in your partnership upon consummation of the offer, your partnership would no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-KSB containing annual audited financial statements, and quarterly reports on Form 10-QSB containing unaudited quarterly financial statements. Such reports are publicly available and can be obtained on the SEC's web site. The lack of such filings could adversely affect the already limited secondary market which currently exists for units in your partnership and may discourage offers to purchase your units. In such a case, you would regularly have access only to the information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which consists primarily of tax information. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer -- Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act."

YOUR PARTNERSHIP HAS BALLOON PAYMENTS ON ITS MORTGAGE DEBT.

     Your partnership has balloon payments of $47,916,000 and $3,442,000 due on its mortgage debt in 2006 and 2008, respectively. Your partnership may have to refinance such debt, sell assets or otherwise obtain additional funds prior to the balloon payment due date, or it will be in a default and could lose the property to foreclosure.

                        THE LITIGATION SETTLEMENT OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Litigation Settlement Offer -- Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on December 30, 2003, unless we in our sole discretion shall have extended the period of time for which the offer is open (which may not exceed 90 business days from the date of commencement, as provided in the settlement). See "The Litigation Settlement Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

     The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made or declared by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw your units.

     If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

     The offer is conditioned on satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. See "The Litigation Settlement Offer -- Section 19. Conditions to the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement. By executing the letter of transmittal, you will agree that the transfer of units will be deemed to take effect as of the first day of the calendar quarter in which the offer expires. Upon expiration of the offer, the books and records of the partnership will reflect the change in ownership as having occurred as of this date. For tax, accounting and financial reporting purposes, the transfer of tendered units will be deemed to take effect on the first day of the calendar quarter. Accordingly, all profits and losses relating to any tendered units will be allocated to us from and after this date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

     This offer was first mailed on or about November 7, 2003 to the persons shown by your partnership's records to be limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered promptly following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed letter of transmittal and other documents required by the letter of transmittal. See "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

     If any tendered units are not accepted for payment by us for any reason, the letter of transmittal with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by January 6, 2004 you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.  PROCEDURE FOR TENDERING UNITS

     Valid Tender. To validly tender units pursuant to the offer, a properly completed and duly executed letter of transmittal, and any other required documents must be received by the Information Agent, at one of its addresses set forth on the back cover of this Litigation Settlement Offer, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the letter of transmittal is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution.

     In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Appointment as Proxy; Power of Attorney. By executing the letter of transmittal, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the letter of transmittal and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

     By executing the letter of transmittal, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

     Assignment of Interest in Future Distributions. By executing the letter of transmittal, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

     Release of Claims. By executing the letter of transmittal, effective upon acceptance for payment of the units tendered by you, you will, on behalf of yourself, your heirs, estate, executor, administrator, successors and assigns, and your partnership, fully, finally and forever release, relinquish and discharge us and our predecessors, successors and assigns and our present and former parents, subsidiaries, affiliates, investors, insurers, reinsurers, officers, directors, employees, agents, administrators, auditors, attorneys, accountants, information and solicitation agents, investment bankers, and other representatives, including but not limited to AIMCO Properties, L.P. (collectively, the "Releasees"), from any and all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, demands, rights, or liabilities, including, but not limited to, claims for negligence, gross negligence, professional negligence, breach of duty of care or loyalty, or breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, malpractice, misrepresentation, whether intentional or negligent, misstatements and omissions to disclose, breach of contract, violations of any state or federal statutes, rules or regulations, whether known claims or unknown claims that have been asserted or that could have been asserted against the Releasees, that arise out of or relate to (a) those matters and claims set forth in the class and derivative litigation described in this Litigation Settlement Offer, (b) the ownership of one or more units in your partnership, including but not limited to, any and all claims related to the management of your partnership or the properties owned by your partnership (whether currently or previously), the payment of management fees or other monies to the general partner of your partnership and its affiliates, prior acquisitions or tender offers and the prior settlement, (c) the purchase, acquisition, holding, sale, tender or voting of one or more units in your partnership, or (d) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in the class and derivative litigation described in this Litigation Settlement Offer (collectively, the "Released Claims"); provided, however, that the Released Claims are not intended to include (i) any unrelated claims that are unique to a limited partner or settlement class member (e.g., a settlement class member slips and falls on property owned by one of the defendants in the class and derivative litigation, loses or did not receive a distribution check distributed to other limited partners in such partnership, or is an employee of one of the defendants and has an employee related claim) or
(ii) any claim based upon violations of federal or state securities laws in connection with this offer.

     In addition, you will expressly waive and relinquish, to the fullest extent permitted by law and consistent with the releases described herein, the provisions, rights and benefits of Section 1542 of the Civil Code of California ("Section 1542"), which provides:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     You will have also waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Section 1542. You may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the subject matter of the Released Claims, but you will be deemed to have fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, that now exist or heretofore have existed upon any theory of law or equity now existing, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery of the existence of such different or additional facts.

     You will acknowledge and agree that the releases contained in the letter of transmittal is intended to include the Released Claims, which you may have and which you do not know or suspect to exist in your favor against the Releasees and that the releases contained in the letter of transmittal extinguishes those claims. You will represent and warrant to the Releasees that you have been advised by your attorney of the effect and import of the provisions of Section 1542, and that you have not assigned or otherwise transferred or subrogated any interest in the Released Claims.

     Covenant Not to Sue. By executing the letter of transmittal, you agree not to bring any action, claim, suit or proceeding against us and those affiliates who were defendants in the class and derivative litigation concerning any of the matters that are the subject of the Stipulation of Settlement approved by the Court in connection with the settlement of such class and derivative litigation, including this Litigation Settlement Offer, other than for violations of federal or state securities laws.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. If we waive any of the conditions to the offer with respect to the tender of a particular unit, we will waive such condition with respect to all other tenders of units in this offer as well. Our interpretation of the terms and conditions of the offer (including the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal and "The Litigation Settlement Offer -- Section 6. Certain Federal Income Tax Matters."

     State and Local Withholding. If you tender any units pursuant to this Litigation Settlement Offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the letter of transmittal and "The Litigation Settlement Offer -- Section 6. Certain Federal Income Tax Matters."

     Transfer Taxes. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

     Binding Agreement. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this Litigation Settlement Offer and the letter of transmittal.

4.  WITHDRAWAL RIGHTS

     You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after January 6, 2004 if the units have not been previously accepted for payment.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of this Litigation Settlement Offer. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units."

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open (but not beyond 90 business days from the date of commencement of the offer) and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Litigation Settlement Offer -- Section 19. Conditions of the Offer" relating to necessary government approvals, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). We will not assert any of the conditions to the offer (other than those relating to necessary governmental approvals) subsequent to the expiration of the offer. Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Litigation Settlement Offer -- Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in this Litigation Settlement Offer, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. We do not currently intend to offer a subsequent offering period.

6.  CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all as of the date of this Litigation Settlement Offer. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners within the meaning of Section 1221 of the Code (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Litigation Settlement Offer. Further, no opinion of counsel has been obtained with regard to the offer.

     THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

     Tax Consequences to Limited Partners Tendering Units for Cash. The sale of a unit of limited partnership interest pursuant to this offer will be a taxable transaction for United States federal income tax purposes. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference, if any, between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

     Adjusted Tax Basis. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities,
(iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit, and may result in a tax liability to you that exceeds the cash received upon such sale.

     Character of Gain or Loss Recognized Pursuant to the Offer. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

     If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

     Passive Activity Losses. The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

     Release and Assignment of Claims. Our offer price includes $9.60, your pro rata share of the settlement fund, unless you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal. If you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal, an equivalent portion of the price paid to you may be deemed a payment for your release and assignment of claims. The proper treatment for federal income tax purposes of your receipt of amounts from the settlement fund or deemed payments for your release and assignment of claims is uncertain. No opinion or assurance can be given that the IRS will not challenge the treatment of amounts from the settlement fund or deemed payments for your release and assignment of claims as additional consideration for the units, and assert that such amount should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. Moreover, while the IRS has stated that it generally will not treat attorneys' fees and costs that are paid directly to class counsel from a settlement fund as constituting income, profit, or gain of a member of the class (so long as the class is an opt-out class and the class member does not have a separate contingency fee arrangement with the class counsel), any special awards paid to claimants who actively aid in the prosecution of a class action or who devote substantial time or expense on behalf of a settlement class will be treated as payments for services rendered and will be includable in that member's gross income. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, amounts from the settlement fund or deemed payments for your release and assignment of claims, and the treatment of special awards, attorneys fees and costs.

     Information Reporting, Backup Withholding and FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service. See the instructions to the letter of transmittal.

     Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Code, if we acquire an interest held by a foreign person, we will be required to deduct and withhold 10% of the amount realized by such foreign person on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the letter of transmittal.

     State and Local Withholding. If you tender any units pursuant to this Litigation Settlement Offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     Tax Consequences to Your Partnership of Our Offer. Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. It is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your partnership could result in such a termination of your partnership. If your partnership is not deemed to terminate for tax purposes, there will be no tax effect to your partnership. If your partnership is deemed to terminate for tax purposes, however, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

     A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions following our offer, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes. Elections as to tax matters previously made by the old partnership will not be applicable to the new partnership unless the new partnership chooses to make the same elections.

     Tax Consequences to Non-Tending and Partially-Tendering Limited
Partners. As described above, if 50% or more of such interests are sold or exchanged within a 12 month period, including as a result of our acquisition of units, a deemed tax termination of your partnership will occur for tax purposes. If less than 50% of the total interest in capital and profits of your partnership are sold or exchanged within any 12 month period, there will be no tax effect to you from the offer.

     You will not recognize any gain or loss upon a deemed tax termination of your partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

     A deemed tax termination will also decrease the annual depreciation deductions (as a result of the longer partnership depreciation lives described above) allocable to you (thereby possibly increasing the taxable income allocable to your interests in the partnership each year).

7.  EFFECTS OF THE OFFER

     Because the general partner of your partnership is our affiliate, we have control over the management of your partnership. In addition, we, together with IPLP Acquisition, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 46,312.50 units, or 55.90%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units and control your partnership's general partner, we control the outcome of most voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. In the event that we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

     If we acquire all of the units that we are seeking in the offer, our interest in your partnership's net earnings ($(1,439,000) for the nine months ended September 30, 2003) and net book value ($(6,301,000) as of September 30,
2003) will increase to 100%. AIMCO-GP owns a 1% interest in AIMCO Properties, L.P. and AIMCO, through its subsidiaries, owns an 89% interest in AIMCO Properties.

     Distributions to Us. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

     Partnership Status. The rules regarding whether a partnership is treated as a "publicly traded partnership" taxable as a corporation are not certain. We believe that our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes, because, taking into account all of the facts and circumstances, the general partner of your partnership believes that the partnership interests in your partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof.

     Business. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's property.

     Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

     The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 3,166 unitholders. The lack of filing periodic reports could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units. In such a case, you would regularly have access only to the limited information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which information consists primarily of tax information. In particular, you will continue to receive a Schedule K-1 each year as well as audited financial statements with respect to your partnership. A Schedule K-1 is an information statement that contains tax information for the fiscal year of your partnership, such as your allocation of income, deductions, credits, gains and losses of your partnership for federal income tax purposes. In comparison, the periodic reports filed by your partnership under the Exchange Act contain your partnership's annual and quarterly financial statements prepared in accordance with generally accepted accounting principles. These periodic reports filed under the Exchange Act also include information regarding your partnership's business and property and a discussion regarding your partnership's financial condition and results of operations. Additionally, your partnership will not be required to provide current reports on Form 8-K, describing certain material events. See "The Litigation Settlement
Offer -- Section 1. Terms of the Offer; Expiration Date."

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.  VALUATION OF UNITS

     Determination of Offer Price. We determined the offer price by estimating the net equity value of units of limited partnership interest based on our valuation of your partnership's properties. Except for Plantation Creek and Woodcreek, we used the direct capitalization method to value your partnership's properties. The direct capitalization method involves applying a capitalization rate to the property income. A capitalization rate is a percentage (rate of return), commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. Our method for selecting a capitalization rate generally begins with each property being assigned a location and condition rating (e.g., "A" for excellent, "B" for good, "C" for fair, and "D" for poor). We then adjust the capitalization rate based on whether the mortgage debt that the property is subject to bears interest at a rate above or below prevailing market rates. Generally, the capitalization rate would be increased if the mortgage debt bears interest at above market rates and based on the amount of any prepayment penalty. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, is subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value.

     Property income is the difference between the revenues from the property and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, charges to reserves, write-offs of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurrent items. In this respect, property income differs from net income disclosed in the partnership's financial statements, which does not exclude these income sources and deductions.

     Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. We relied on the direct capitalization method because we believe this is the valuation methodology most often used by the real estate industry to value income producing property. The court appointed independent appraiser also utilized the direct capitalization method as one of its valuation methodologies. However, in comparison to our methodology, the independent appraiser relied on pro forma net operating income as opposed to the current property income of your partnership. Currently, multifamily net operating income has been in decline making use of higher pro forma net operating income result in increased values compared to use of current property income. Accordingly, we believe that it is more appropriate to rely on current property income in our valuation methodology.

     In the case of Plantation Creek and Woodcreek, property income for these two properties for the twelve months ended September 30, 2003 was significantly lower than historical levels for these properties. Accordingly, until the property income returns to historic levels, it would not be meaningful to value these properties using the direct capitalization method based on property income during this period. For purposes of determining our offer price, we have ascribed a value to these properties equal to their outstanding indebtedness.

     We determined your partnership's value as follows:

     - First, we estimated the gross value of your partnership's properties. In the case of Plantation Creek and Woodcreek, we valued these properties equal to their outstanding indebtedness. In the case of the other properties of your partnership, we used the direct capitalization method. We determined property income for these other properties for the twelve months ended September 30, 2003, and then divided such amount by the property's capitalization rate to derive an estimated gross property value.

                                                                                   ESTIMATED
                                                                CAPITALIZATION   GROSS PROPERTY
PROPERTY                                      PROPERTY INCOME        RATE            VALUE*
--------                                      ---------------   --------------   --------------
Autumn Run (II).............................    $1,535,313          10.50%        $ 14,622,030
Cooper's Pointe.............................       688,611          10.75%           6,405,685
Copper Mill.................................       955,150          11.00%           8,683,182
Four Winds..................................     1,317,815          10.50%          12,550,616
Hampton Greens..............................       671,406           9.50%           7,067,429
Plantation Creek (Debt Value Only)..........     1,066,839           7.27%          14,666,083
Promontory Point............................       577,361          10.00%           5,773,614
Woodcreek (Debt Value Only).................       569,425           4.79%          11,887,641
                                                                                  ------------
Estimated Total Gross Property Value........                                      $ 81,656,281

---------------

* Subject to rounding.

     - Second, we calculated the value of the equity of your partnership by adding to the aggregate gross property value of all properties the value of the non-real estate assets of your partnership and deducting its liabilities, including mortgage debt and debt owed by your partnership to the general partner or its affiliates. We deducted from these values certain other costs, including required capital expenditures, deferred maintenance and estimated closing costs, to derive the net equity value of your partnership.

     - Finally, we allocated 98% of this net equity value to limited partners, which is the percentage of net proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Our offer price represents the net equity value per unit determined in this manner, plus a pro rata portion of the settlement fund, as indicated below.

Estimated gross valuation of partnership properties.........  $ 81,656,281
Plus: Cash and cash equivalents (net of tenant security
  deposits).................................................       946,512
Plus: Other partnership assets, including any amounts
  payable by the general partner and its affiliates upon
  liquidation...............................................     2,088,432
Less: Mortgage debt, including accrued interest.............   (66,684,738)
Less: Accounts payable and accrued expenses.................      (656,030)
Less: Other liabilities.....................................    (1,607,167)
                                                              ------------
Partnership valuation before taxes and certain costs........  $ 15,743,291
Less: Estimated state entity taxes and nonresident
  withholding...............................................      (115,181)
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................      (144,600)
Less: Estimated closing costs...............................      (988,968)
Plus: General partner contribution under deficit restoration
  provision.................................................       956,911
                                                              ------------
Estimated net equity value of your partnership..............  $ 15,451,453
Percentage of estimated net equity value allocable to
  holders of units based on the partnership agreement.......            98%
                                                              ------------
Estimated net equity value of units.........................  $ 15,161,562
  Total number of units.....................................     82,848.00
                                                              ------------
Estimated net equity value per unit.........................  $     183.00
                                                              ============
Plus: Payment from the settlement fund......................  $       9.60
                                                              ============
Cash consideration per unit.................................  $     192.60
                                                              ============

     Comparison of Offer Price to Alternative Consideration. To assist holders of units in evaluating the offer, your general partner, which is our affiliate, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) the estimated liquidation proceeds payable per unit, assuming a sale of properties at prices equal to appraised values determined by the independent appraiser. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the actual range of possible values. The results of these comparative analyses are summarized in the chart below.

COMPARISON TABLE                                              PER UNIT
----------------                                              --------
Cash offer price............................................  $192.60
Alternatives
  Highest prior cash tender offer price.....................  $559.00(1)
  Highest price on secondary market.........................  $506.00
  Estimated liquidation proceeds (based on appraised
     value).................................................  $530.61

---------------

(1) Highest price offered in our 2000-2002 tender offers to date.

PRIOR TENDER OFFERS

     2002. On June 25, 2002, we completed a tender offer commenced on May 7, 2002. We acquired 916 units in that offer at a price of $251.00 per unit. In that case, we determined the offer price using the same valuation methodology that we have used for the current offer.

     2001. On March 23, 2001, we completed a tender offer commenced on February 23, 2001. We acquired 1,359 units in that offer at a price of $559.00 per unit. In that case, we determined the offer price using the same valuation methodology that we have used for the current offer.

     2000. On September 28, 2000, we completed a tender offer commenced on August 8, 2000. We acquired 2,878.99 units in that offer at a price of $526.00 per unit. In that case, we determined the offer price using the same valuation methodology that we have used for the current offer.

     Prices on Secondary Market. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

     Set forth below are the high and low sale prices of units during the years ended December 31, 2003 and December 31, 2002, as reported by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                               HIGH       LOW
                                                              -------   -------
Year Ended December 31, 2003 (through August 31):             $506.00   $475.00
Year Ended December 31, 2002:                                 $500.00   $500.00

     Set forth in the table below are the high and low sales prices of units during the years ended December 31, 2003 and December 31, 2002, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                               HIGH       LOW
                                                              -------   -------
Year Ended December 31, 2003 (through September 30):          $506.00   $506.00
Year Ended December 31, 2002:                                     N/A       N/A

ESTIMATED LIQUIDATION PROCEEDS BASED ON INDEPENDENT APPRAISAL

     Selection and Qualifications of Independent Appraiser. Under the terms of the settlement, your partnership's property was appraised by American Appraisal Associates, Inc. ("AAA"), an independent appraiser appointed by the court. The information was provided to us by AAA with respect to its appraisals.

     AAA is an experienced independent valuation consulting firm with more than 50 offices on four continents. AAA provides valuation and consulting services for the real estate industry through its specialized industry focus and operates through a team of professionals with different economical, financial, statistical, legal, architectural, urban and engineering knowledge and expertise.

     Factors Considered. AAA performed complete appraisals of all of your partnership's properties. AAA has represented that its report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. We furnished the appraiser with all of the necessary information requested by AAA in connection with the appraisal. The information furnished to the appraiser was true, correct and complete in all material respects. No limitations were imposed on AAA by us or any of our affiliates. In preparing its valuation of your partnership property, AAA:

     - inspected and analyzed the exterior of all buildings and site improvements and a representative sample of units;

     - conducted neighborhood and area research, including major employers, demographics (population trends, number of households, and income trends), housing trends, surrounding uses, and general economic outlook of the area;

     - conducted market research of rental inventory, historical vacancy rates, historical average rental rates, occupancy trends, concessions, and marketing strategies in the submarket, and occupancy rates at competing properties;

     - reviewed leasing policy, concessions and history of recent occupancy;

     - reviewed the historical operating statements for your partnership's property and an operating budget forecast for 2003;

     - prepared an estimate of stabilized income and expense (for capitalization purposes);

     - conducted market inquiries into recent sales of similar properties to ascertain sales price per unit, effective gross income multipliers and capitalization rates; and

     - prepared sales comparison and income capitalization approaches to value.

     AAA was provided by us with the following management budgets for your partnership's property:

                                    AUTUMN RUN            COOPER'S POINTE           COPPER MILL             FOUR WINDS
                                 FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003
                                 MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET
                               ---------------------   ---------------------   ---------------------   ---------------------
DESCRIPTION                      TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
-----------                    ----------   --------   ----------   --------   ----------   --------   ----------   --------
Revenues
  Rental Income..............  $3,120,000    $9,750    $1,471,500    $7,664    $1,805,900    $9,406    $2,906,112    $8,303
  Vacancy....................     186,725       584        86,500       451        82,135       428       158,300       452
  Credit Loss/Concessions....     114,520       358        33,180       173        38,210       199       105,000       300
    Subtotal.................  $  301,245    $  941    $  119,680    $  623    $  120,345    $  627    $  263,300    $  752
  Laundry Income.............  $        0    $    0    $    8,400    $   44    $   11,004    $   57    $   27,708    $   79
  Garage Revenue.............           0         0             0         0             0         0             0         0
  Other Misc. Revenue........     197,400       617       117,000       609       105,972       552       236,900       677
    Subtotal Other Income....  $  197,400    $  617    $  125,400    $  653    $  116,976    $  609    $  264,608    $  756
Effective Gross Income.......  $3,016,155    $9,425    $1,477,220    $7,694    $1,802,531    $9,388    $2,907,420    $8,307
Operating Expenses
  Taxes......................  $  384,722    $1,202    $  143,123    $  745    $   93,577    $  487    $  196,620    $  562
  Insurance..................      52,740       165        44,396       231        32,130       167        68,780       197
  Utilities..................     173,408       542        78,000       406        86,616       451       106,500       304
  Repair & Maintenance.......      86,316       270       138,500       721        18,480        96        73,464       210
  Cleaning...................           0         0             0         0        50,732       264             0         0
  Landscaping................      47,305       148             0         0        58,792       306        43,200       123
  Security...................           0         0             0         0             0         0             0         0
  Marketing & Leasing........      54,222       169        17,100        89        24,000       125        77,900       223
  General Administrative.....     265,730       830       141,274       736        27,348       142       319,704       913
  Management.................     102,400       320        74,061       386        90,200       470       153,000       437
  Miscellaneous..............      90,962       284             0         0       146,946       765    $  103,360       295
Total Operating Expenses.....  $1,257,805    $3,931    $  636,454    $3,315    $  628,821    $3,275    $1,142,528    $3,264
  Reserves...................           0         0             0         0             0         0             0         0
Net Income...................  $1,758,350    $5,495    $  840,766    $4,379    $1,173,710    $6,113    $1,764,892    $5,043

                              HAMPTON GREENS         PLANTATION CREEK        PROMONTORY POINTE           WOODCREEK
                             FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003
                             MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET
                           ---------------------   ---------------------   ---------------------   ---------------------
DESCRIPTION                  TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
-----------                ----------   --------   ----------   --------   ----------   --------   ----------   --------
Revenues
  Rental Income..........  $1,996,072    $6,460    $4,195,000    $8,667    $1,883,064    $7,472    $3,000,681    $6,946
  Vacancy................     117,000       379       634,000     1,310        90,924       361       177,503       411
  Credit
    Loss/Concessions.....      54,900       178       244,800       506        78,000       310        84,633       196
    Subtotal.............  $   71,900    $   56    $  878,800    $1,816    $  168,924    $  670    $  262,136    $  607
  Laundry Income.........  $   21,648    $   70    $        0    $    0    $   12,516    $   50    $   20,148    $   47
  Garage Revenue.........           0         0             0         0             0         0             0         0
  Other Misc. Revenue....      94,800       307       261,600       540        63,264       251       234,108       542
    Subtotal Other
      Income.............  $  116,448    $  377    $  261,600    $  540    $   75,780    $  301    $  254,256    $  589
Effective Gross Income...  $1,940,620    $6,280    $3,577,800    $7,392    $1,789,920    $7,103    $2,992,801    $6,928

                              HAMPTON GREENS         PLANTATION CREEK        PROMONTORY POINTE           WOODCREEK
                             FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003
                             MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET
                           ---------------------   ---------------------   ---------------------   ---------------------
DESCRIPTION                  TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
-----------                ----------   --------   ----------   --------   ----------   --------   ----------   --------
Operating Expenses
  Taxes..................  $  240,993    $  780    $  381,488    $  788    $  277,435    $1,101    $  203,632    $  471
  Insurance..............      69,531       225        99,274       205        63,218       251        79,326       184
  Utilities..............     108,600       351       362,000       748        86,076       342       249,147       577
  Repair & Maintenance...      41,100       133       138,000       285        30,528       121        51,840       120
  Cleaning...............      66,600       216       175,000       362        65,604       260        91,000       211
  Landscaping............      58,136       188       189,500       392        61,248       243        75,800       175
  Security...............           0         0             0         0             0         0             0         0
  Marketing & Leasing....      44,910       145       102,400       212        32,280       128        53,000       123
  General
    Administrative.......     205,256       664       354,504       732       183,132       727       365,118       845
  Management.............     100,031       324       202,780       419        91,943       365       147,732       342
  Miscellaneous..........           0         0             0         0             0         0             0         0
Total Operating
  Expenses...............  $  935,157    $3,026    $2,004,946    $4,142    $  891,464    $3,538    $1,316,595    $3,048
  Reserves...............           0         0             0         0             0         0             0         0
Net Income...............  $1,005,463    $3,254    $1,572,854    $3,250    $  898,456    $3,565    $1,676,206    $3,880

     THE ABOVE MANAGEMENT BUDGETS ARE INTERNALLY PREPARED OPERATING PROJECTIONS FOR THE PARTNERSHIP'S PROPERTIES. A MANAGEMENT BUDGET DOES NOT REFLECT A PROPERTY'S ACTUAL PERFORMANCE, OR CHANGES IN THE CONDITION OF A PROPERTY, IN THE LOCAL AREA SURROUNDING A PROPERTY OR IN THE ECONOMY IN GENERAL.

     Summary of Approaches and Methodologies Employed. The following summary describes the material approaches and analyses employed by AAA in preparing the appraisals. The partnership imposed no conditions or limitations on the scope of AAA's investigation or the methods and procedures to be followed in preparing the appraisal. AAA principally relied on two approaches to valuation: (1) the sales comparison approach and (2) the income capitalization approach.

     The sales comparison approach uses analysis techniques and sales of comparable improved properties in surrounding or competing areas to derive units of comparison that are then used to indicate a value for the subject property. Under this approach, the primary methods of analysis used by the appraiser were:
(1) sales price per unit analysis; (2) net operating income analysis; and (3) effective gross income analysis.

     The purpose of the income capitalization approach is to value an income-producing property by analyzing likely future income and expenses of the property over a reasonable holding period. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and (2) a discounted cash flow analysis to derive property value. The direct capitalization analysis determines the value of a property by applying a capitalization rate that takes into account all of the factors influencing the value of such property to the net operating income of such property for a single year. The direct capitalization method is normally more appropriate for properties with relatively stable operating histories and expectations. The discounted cash flow analysis determines the value of a property by discounting to present value the estimated operating cash flow of such property and the estimated proceeds of a hypothetical sale of such property at the end of an assumed holding period. The discounted cash flow method is more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets.

     AAA relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach. Although the sales comparison approach is considered a reliable method for valuing property, the income capitalization approach is the primary approach used for valuing income producing property, such as your partnership's property.

     Summary of Independent Appraisals of Your Partnership's Property. AAA performed complete appraisals of all eight of your partnership's properties. The summary set forth below describes the material conclusions reached by AAA based on the values determined under the valuation approaches and subject to the assumptions and limitations described below. AAA determined that the estimated total "as is" market value of the fee simple estate of your partnership's property was $119,800,000, which is higher than our estimated total gross valuation of $81,656,281.

  AUTUMN RUN APARTMENTS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Autumn Run Apartments that were sold between May 2001 and January 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable properties as comparable and rated the locations of three comparable properties as inferior to the location of Autumn Run Apartments. AAA rated the quality/appeal of two comparable properties as comparable and rated the locations of three comparable properties as inferior to Autumn Run Apartments.

     AAA rated the amenities of five comparable properties as comparable to the amenities of Autumn Run Apartments.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Autumn Run Apartments in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $74,308 to $90,857 per unit with a mean or average adjusted price of $82,082 per unit and a median adjusted price of $78,519 per unit. Thus, the estimated value based on a $75,000 sales price per unit for the 320 units was approximately $23,900,000 after adjustment for present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Autumn Run Apartments's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $59,947 and $75,741 per unit, with an average of $68,014 per unit. The appraiser concluded a value of $71,000 per unit for the 320 units of Autumn Run Apartments, resulting in an estimated "as is" market value of $22,700,000 using the NOI analysis after adjustment for present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Autumn Run Apartments to be 39.70% before reserves, with the expense ratios of the five comparable properties ranging from 33.90% to 45.00%, resulting in EGIMs ranging from 6.76 to 8.74. Thus, AAA concluded an EGIM of 7.40 for Autumn Run Apartments and applied the EGIM to the stabilized effective gross income for Autumn Run Apartments (see Income Approach section below), resulting in a value conclusion of approximately $23,200,000 after adjustment for present value of concessions.

     AAA estimated the value using the price per unit analysis at $23,900,000, the value using the NOI analysis at $22,700,000 and the value using the EGIM analysis at $23,200,000. Based on these three valuation methods, AAA concluded that the reconciled value for Autumn Run Apartments under the sales comparison approach was $23,300,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Autumn Run Apartments.

     AAA first utilized a discounted cash flow method to analyze the value of Autumn Run Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Autumn

Run Apartments to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Autumn Run Apartments to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Autumn Run Apartment's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $3,147,760. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Autumn Run Apartments of approximately $1,802,127. AAA performed a pro forma analysis of revenues and expenses for Autumn Run Apartments to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investments criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Autumn Run Apartments under the income approach included:

          (1) stabilized vacancy and collection loss rate of 5%;

          (2) replacement reserve of $300 per unit;

          (3) overall capitalization rate of 7.75%;

          (4) terminal capitalization rate of 8.25%;

          (5) discount rate of 10.75%;

          (6) 2% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. An adjustment was made for concessions, and AAA estimated the present value of concessions to be $52,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $23,100,000 through the discounted cash flow method. The reversion value contributed approximately 45% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 7.75%, the projected NOI resulted in a value (after rounding) of $23,200,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Autumn Run Apartments was $23,200,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $23,300,000 and the estimated market value under the income capitalization approach was $23,200,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Autumn Run Apartments of $23,300,000 as of May 30, 2003.

  COOPER'S POINTE

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Cooper's Pointe Apartments that were sold between September 1998 and February 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of four comparable properties as comparable and rated the location of one comparable properties as inferior to the location of Cooper's Pointe Apartments. AAA rated the quality/appeal of one comparable property as superior, two comparable properties as comparable and two comparable properties as inferior to the quality/appeal of Cooper's Pointe Apartments. AAA rated the amenities of four comparable properties as comparable and one comparable property as superior to the amenities of Cooper's Pointe Apartments.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Cooper's Pointe Apartments in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $47,214 to $53,362 per unit with a mean or average adjusted price of $50,971 per unit and a median adjusted price of $52,250 per unit. Thus, the estimated value based on a $50,000 sales price per unit for the 192 units was approximately $9,600,000.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Cooper's Pointe Apartments' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $45,280 and $54,603 per unit, with an average of $51,823 per unit. The appraiser concluded a value of $52,000 per unit for the 192 units of Cooper's Pointe Apartments, resulting in an estimated "as is" market value of $10,000,000 using the NOI analysis.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Cooper's Pointe Apartments to be 42.73% before reserves, with the expense ratios of the five comparable properties ranging from 41.50% to 52.91%, resulting in EGIMs ranging from 4.88 to 7.15. Thus, AAA concluded an EGIM of 6.50 for Cooper's Pointe, and applied the EGIM to the stabilized effective gross income for Cooper's Pointe Apartments (see Income Approach section below), resulting in a value conclusion of approximately $10,100,000.

     AAA estimated the value using the price per unit analysis at $9,600,000, the value using the NOI analysis at $10,000,000 and the value using the EGIM analysis at $10,100,000. Based on these three valuation methods, AAA concluded that the reconciled value for Cooper's Pointe Apartments under the sales comparison approach was $10,000,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Cooper's Pointe Apartments.

     AAA first utilized a discounted cash flow method to analyze the value of Cooper's Pointe Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Cooper's Pointe Apartments to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Cooper's Pointe Apartments to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Cooper's Pointe Apartment's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,547,178. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Cooper's Pointe Apartments of approximately $838,139. AAA performed a pro forma analysis of revenues and expenses for Cooper's Pointe Apartments to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Cooper's Pointe Apartments under the income approach included:

          (1) stabilized vacancy and collection loss rate of 6%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 8.50%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $9,800,000 through the discounted cash flow method. The reversion value contributed approximately 40% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 8.50%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $9,900,000.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Cooper's Pointe Apartments was $9,900,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $10,000,000 and the estimated market value under the income capitalization approach was $9,900,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Cooper's Pointe Apartments of $9,900,000 as of May 28, 2003.

  COPPER MILL

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Copper Mill that were sold between September 2000 and June 2001 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of three comparable properties as comparable and two comparable properties as inferior to the location of Copper Mill. AAA rated the quality/appeal of five comparable properties as comparable to the quality/appeal of Copper Mill. AAA rated the amenities of five comparable properties as comparable to the amenities of Copper Mill.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Copper Mill in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $68,775 to $81,814 per unit with a mean or average adjusted price of $76,139 per unit and a median adjusted price of $78,099 per unit. Thus, the estimated value based on a $72,000 sales price per unit for the 192 units was approximately $13,800,000 after adjustment for present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Copper Mill's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $63,865 and $71,413 per unit, with an average of $67,561 per unit. The appraiser concluded a value of $72,000 per unit for the 192 units of Copper Mill, resulting in an estimated "as is" market value of $13,800,000 using the NOI analysis after adjustment for present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Copper Mill to be 35.55% before reserves, with the expense ratios of the five comparable properties ranging from 30.33% to 39.36%, resulting in EGIMs ranging from 6.89 to 8.23. Thus, AAA concluded an EGIM of 7.65 for Copper Mill, and applied the EGIM to the stabilized effective gross income for Copper Mill (see Income Approach section below), resulting in a value conclusion of approximately $13,700,000 after adjustment for present value of concessions.

     AAA estimated the value using the price per unit analysis at $13,800,000, the value using the NOI analysis at $13,800,000 and the value using the EGIM analysis at $13,700,000. Based on these three valuation methods, AAA concluded that the reconciled value for Copper Mill under the sales comparison approach was $13,800,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Copper Mill.

     AAA first utilized a discounted cash flow method to analyze the value of Copper Mill. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Copper Mill to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Copper Mill to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Copper Mill's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,790,090. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Copper Mill of approximately $1,115,841. AAA performed a pro forma analysis of revenues and expenses for Copper Mill to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Copper Mill under the income approach included:

          (1) stabilized vacancy and collection loss rate of 7%;

          (2) replacement reserve of $200 per unit;

          (3) overall capitalization rate of 8.75%;

          (4) terminal capitalization rate of 9.25%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. An adjustment was made for concessions, and AAA estimated the present value of concessions to be $47,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $13,400,000 through the discounted cash flow method. The reversion value contributed approximately 42% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 8.75%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $12,700,000 after adjustments for present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Copper Mill was $13,400,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $13,800,000 and the estimated market value under the income capitalization approach was $13,400,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Copper Mill of $13,500,000 as of May 7, 2003.

  FOUR WINDS APARTMENTS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Four Winds Apartments that were sold between January 2001 and August 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of five comparable properties as comparable to the location of Four Winds Apartments. AAA rated the quality/appeal of two comparable properties as superior and three comparable properties as comparable to the quality/appeal Four Winds Apartments. AAA rated the amenities of one comparable property as superior and four comparable properties as comparable to the amenities of Four Winds Apartments.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Four Winds Apartments in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $44,855 to $50,468 per unit with a mean or average adjusted price of $47,825 per unit and a median adjusted price of $47,586 per unit. Thus, the estimated value based on a $47,500 sales price per unit for the units was approximately $16,600,000 after adjustment for deferred maintenance.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Four Winds Apartments' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $40,691 and $55,416 per unit, with an average of $49,452 per unit. The appraiser concluded a value of $47,500 per unit for the 350 units of Four Winds Apartments, resulting in an estimated "as is" market value of $16,600,000 using the NOI analysis after adjustment for deferred maintenance.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Four Winds Apartments to be 43.31% before reserves, with the expense ratios of the five comparable properties ranging from 32.03% to 47.37%, resulting in EGIMs ranging from 6.49 to 7.33. Thus, AAA concluded an EGIM of 6.00 for Four Winds Apartments, and applied the EGIM to the stabilized effective gross income for Four Winds Apartments (see Income Approach section below), resulting in a value conclusion of approximately $16,600,000 after adjustment for deferred maintenance.

     AAA estimated the value using the price per unit analysis at $16,600,000, the value using the NOI analysis at $16,600,000 and the value using the EGIM analysis at $16,600,000. Based on these three valuation methods, AAA concluded that the reconciled value for Four Winds Apartments under the sales comparison approach was $16,600,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Four Winds Apartments.

     AAA first utilized a discounted cash flow method to analyze the value of Four Winds Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market analysis for Four Winds Apartments to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Four Winds Apartments to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Four Winds Apartment's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $2,786,271. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Four Winds Apartments of approximately $1,491,957. AAA performed a pro forma analysis of revenues and expenses for Four Winds Apartments to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Four Winds Apartments under the income approach included:

          (1) stabilized vacancy and collection loss rate of 8.50%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. An adjustment was made for deferred maintenance. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $16,500,000 through the discounted cash flow method. The reversion value contributed approximately 39% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $16,500,000 after adjustment for deferred maintenance.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Four Winds Apartments was $16,500,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $16,600,000 and the estimated market value under the income capitalization approach was $16,500,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Four Winds Apartments of $16,500,000 as of May 8, 2003.

  HAMPTON GREENS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Hampton Greens that were sold between February 2000 and August 2001 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of one comparable property as superior, three comparable properties as comparable and one comparable properties as inferior to the location of Hampton Greens. AAA rated the quality/appeal of two comparable properties as comparable and three comparable properties as inferior to quality/appeal of Hampton Greens. AAA rated the amenities of five comparable properties as comparable to the amenities of Hampton Greens.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Hampton Greens in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $30,015 to $38,222 per unit with a mean or average adjusted price of $32,744 per unit and a median adjusted price of $31,058 per unit. Thus, the estimated value based on a $31,000 sales price per unit for the 309 units was approximately $9,400,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Hampton Greens' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $20,575 and $25,866 per unit, with an average of $23,471 per unit. The appraiser concluded a value of $25,000 per unit for the 309 units of Hampton Greens, resulting in an estimated "as is" market value of $7,500,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Hampton Greens to be 50.73% before reserves, with the expense ratios of the five comparable properties ranging from 40.66% to 55.86%, resulting in EGIMs ranging from 4.24 to 5.50. Thus, AAA concluded an EGIM of 4.50 for Hampton Greens, and applied the EGIM to the stabilized effective gross income for Hampton Greens (see Income Approach section below), resulting in a value conclusion of approximately $8,100,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $9,400,000, the value using the NOI analysis at $7,500,000 and the value using the EGIM analysis at $8,100,000. Based on these three valuation methods, AAA concluded that the reconciled value for Hampton Greens under the sales comparison approach was $8,500,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Hampton Greens.

     AAA first utilized a discounted cash flow method to analyze the value of Hampton Greens. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Hampton Greens to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Hampton Greens to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Hampton Greens' effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,844720. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Hampton Greens of approximately $831,572. AAA performed a pro forma analysis of revenues and expenses for Hampton Greens to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Hampton Greens under the income approach included:

          (1) stabilized vacancy and collection loss rate of 10%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.50%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.00%;

          (6) 3.00% cost of sale at reversion; and

          (7) holding period of 10 years.

In addition, adjustments were made for any assumed lease-up costs and concessions because Hampton Greens' occupancy level was below a stabilized occupancy projection and due to soft market conditions. Thus, AAA assumed a 12-month lease up period and estimated the present value of concessions to be $123,000 through the discounted cash flow method. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $8,800,000. The reversion value contributed approximately 40% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.50%, the projected NOI resulted in a value (after rounding) of $8,600,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Hampton Greens was $8,700,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $8,500,000 and the estimated market value under the income capitalization approach was $8,700,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Hampton Greens of $8,500,000 as of April 28, 2003.

  PLANTATION CREEK

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Plantation Creek that were sold between August 2001 and March 2003 and located in property's real estate market area. Based on its qualitative analysis, AAA rated the locations of one comparable property as superior and four comparable properties as comparable to the location of Plantation Creek. AAA rated the quality/appeal of five comparable properties as comparable to the quality/appeal of Plantation Creek. AAA rated the amenities of five comparable properties as comparable to the amenities of Plantation Creek.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Plantation Creek in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $44,464 to $49,844 per unit with a mean or average adjusted price of $47,282 per unit and a median adjusted price of $47,500 per unit. Thus, the estimated value based on a $47,500 sales price per unit for the 484 units was approximately $22,700,000 after adjustment for present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Plantation Creek's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $37,829 and $49,350 per unit, with an average of $43,839 per unit. The appraiser concluded a value of $45,000 per unit for the 484 units of Plantation Creek, resulting in an estimated "as is" market value of $21,500,000 using the NOI analysis after adjustment for present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Plantation Creek to be 46.18% before reserves, with the expense ratios of the five comparable properties ranging from 39.21% to 46.35%, resulting in EGIMs ranging from 5.59 to 6.44. Thus, AAA concluded an EGIM of 6.10 for Plantation Creek, and applied the EGIM to the stabilized effective gross income for Plantation Creek (see Income Approach section below), resulting in a value conclusion of approximately $23,600,000 after adjustment for present value of concessions.

     AAA estimated the value using the price per unit analysis at $22,700,000, the value using the NOI analysis at $21,500,000 and the value using the EGIM analysis at $23,600,000. Based on these three valuation methods, AAA concluded that the reconciled value for Plantation Creek under the sales comparison approach was $22,500,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Plantation Creek.

     AAA first utilized a discounted cash flow method to analyze the value of Plantation Creek. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Plantation Creek to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Plantation Creek to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Plantation Creek's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $3,923,374. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Plantation Creek of approximately $1,990,613. AAA performed a pro forma analysis of revenues and expenses for Plantation Creek to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Plantation Creek under the discount cash flow method included:

          (1) stabilized vacancy and collection loss rate of 13%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. An adjustment was made for concessions, and AAA estimated the present value of concessions to be $327,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $22,200,000 through the discounted cash flow method. The reversion value contributed approximately 41% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $21,800,000 after adjustments for present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Plantation Creek was $22,000,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $22,500,000 and the estimated market value under the income capitalization approach was $22,000,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Plantation Creek of $22,300,000 as of May 22, 2003.

  PROMONTORY POINTE

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Promontory Pointe that were sold between November 2000 and June 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of four comparable properties as superior one comparable property as comparable to the location of Promontory Pointe. AAA rated the quality/appeal of three comparable properties as superior, one comparable property as comparable and one comparable property as inferior to the quality/appeal of Promontory Pointe. AAA rated the amenities of five comparable properties as comparable to the amenities of Promontory Pointe.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Promontory Pointe in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $30,527 to $38,383 per unit with a mean or average adjusted price of $35,200 per unit and a median adjusted price of $35,396 per unit. Thus, the estimated value based on a $35,000 sales price per unit for the 252 units was approximately $8,600,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Promontory Pointe's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $29,647 and $34,158 per unit, with an average of $31,903 per unit. The appraiser concluded a value of $33,000 per unit for the 252 units of Promontory Pointe, resulting in an estimated "as is" market value of $8,100,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Promontory Pointe to be 47.92% before reserves, with the expense ratios of the five comparable properties ranging from 50.06% to 50.47%, resulting in EGIMs ranging from 4.50 to 5.14. Thus, AAA concluded an EGIM of 5.00 for Promontory Point, and applied the EGIM to the stabilized effective gross income for Promontory Pointe (see Income Approach section below), resulting in a value conclusion of approximately $8,400,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $8,600,000, the value using the NOI analysis at $8,100,000 and the value using the EGIM analysis at $8,400,000. Based on these three valuation methods, AAA concluded that the reconciled value for Promontory Pointe under the sales comparison approach was $8,400,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Promontory Pointe.

     AAA first utilized a discounted cash flow method to analyze the value of Promontory Pointe. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Promontory Pointe to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Promontory Pointe to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Promontory Pointe's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,712,815. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for

Promontory Pointe of approximately $829,083. AAA performed a pro forma analysis of revenues and expenses for Promontory Pointe to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Promontory Pointe under the income approach included:

          (1) stabilized vacancy and collection loss rate of 12%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 10.50%;

          (6) 3.00% cost of sale at reversion; and

          (7) holding period of 10 years.

In addition, adjustments were made for assumed lease-up costs and concessions because Hampton Greens' occupancy level was below a stabilized occupancy projection and due to soft market conditions. Thus, AAA assumed a 12-month lease up period and estimated the present value of concessions to be $137,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $9,200,000 through the discounted cash flow method. The reversion value contributed approximately 42% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $9,000,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Promontory Pointe was $9,100,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $8,400,000 and the estimated market value under the income capitalization approach was $9,100,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Promontory Pointe of $9,000,000 as of May 20, 2003.

  WOODCREEK

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Woodcreek that were sold between August 2002 and February 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable property superior, one comparable property as comparable and two comparable properties as inferior to the location of Woodcreek. AAA rated the quality/appeal of four comparable properties as superior and one comparable properties as inferior to the quality/appeal of Woodcreek. AAA rated the amenities of two comparable properties as superior, two comparable properties as comparable and one comparable property as inferior to the amenities of Woodcreek.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Woodcreek in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $35,688 to $42,396 per unit with a mean or average adjusted price of $39,823 per unit and a median adjusted price of $40,091 per unit. Thus, the estimated value based on a $40,000 sales price per unit for the 432 units was approximately $16,800,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Woodcreek's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $44,477 and $46,568 per unit, with an average of $45,298 per unit. The appraiser concluded a value of $44,000 per unit for the 432 units of Woodcreek, resulting in an estimated "as is" market value of $18,500,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Woodcreek to be 44.70% before reserves, with the expense ratios of the five comparable properties ranging from 36.58% to 45.35%, resulting in EGIMs ranging from 6.73 to 7.88. Thus, AAA concluded an EGIM of 6.00 for Woodcreek, and applied the EGIM to the stabilized effective gross income for Woodcreek (see Income Approach section below), resulting in a value conclusion of approximately $17,600,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $16,800,000, the value using the NOI analysis at $18,500,000 and the value using the EGIM analysis at $17,600,000. Based on these three valuation methods, AAA concluded that the reconciled value for Woodcreek under the sales comparison approach was $17,200,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Woodcreek.

     AAA first utilized a discounted cash flow method to analyze the value of Woodcreek. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Woodcreek to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Woodcreek to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Woodcreek's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $3,014,448. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Woodcreek of approximately $1,559,086. AAA performed a pro forma analysis of revenues and expenses for Woodcreek to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of under the discount cash flow method included:

          (1) stabilized vacancy and collection loss rate of 15%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 12.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

In addition, adjustments were made for assumed lease-up costs and concessions because Woodcreek's occupancy level was below a stabilized occupancy projection and due to soft market conditions. Thus, AAA assumed a 12-month lease up period and estimated the present value of concessions to be $245,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $16,900,000 through the discounted cash flow method. The reversion value contributed approximately 41% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $16,900,000 after adjustments lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Woodcreek was $16,900,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $17,200,000 and the estimated market value under the income capitalization approach was $16,900,000. After reconciling the various factors, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for of $16,900,000 as of May 6, 2003.

     Assumptions, Limitations and Qualifications of AAA's Valuation. In preparing the appraisal, AAA relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the partnership. In arriving at the appraisal, AAA assumed:

     - good and marketable title to the property;

     - validity of owner's claim to the property;

     - no encumbrances which could not be cleared through normal processes, unless otherwise stated;

     - accuracy of land areas and descriptions obtained from public records;

     - no subsurface mineral and use rights or conditions;

     - no substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials in existence or present on or in the property;

     - full compliance with applicable federal, state and local environmental regulations and laws, unless otherwise stated, defined and considered;

     - possession of all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization and that the renewal of these items is possible;

     - compliance with all applicable zoning and use regulations and restrictions, unless a nonconformity has been stated, defined, and considered;

     - utilization of the land and improvements within property boundaries and no encroachment or trespass of the improvements, unless otherwise stated;

     - the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects not readily apparent during inspection; and

     - compliance with the Americans with Disabilities Act of 1992.

     Compensation of Appraiser. AAA was appointed by the court to perform all the real estate appraisals in connection with the settlement and this Litigation Settlement Offer. AAA was paid a fee of $619,100 for the appraisals. We has agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund. AAA has conducted other appraisals of property in connection with the other offers being made pursuant to the settlement agreement. Other than the appraisals performed in connection with the settlement agreement, during the prior two years, no material relationship has existed between AAA and your partnership or any of its affiliates, including the AIMCO Entities.

     Availability of Appraisal Reports. You may obtain a full copy of AAA's appraisals upon request, without charge, by contacting the Information Agent at one of the addresses or the telephone number on the back cover of this Litigation Settlement Offer. Copies of the appraisal for the property are also available for inspection and copying at the principal executive offices of the partnership during regular business hours by any interested unitholder or his or her designated representative at his or her cost. In addition, a copy of the appraisals has been filed with the SEC as an exhibit to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO.

     In estimating the net liquidation proceeds that would be payable per unit based on the total appraised value of your partnership's properties, we applied the same basic methodology as described under "Valuation of Units", except that we did not deduct any amounts that were reflected in the total appraised value nor did we include any payment from the settlement fund. As indicated below, based on the total appraised value of the partnership properties, the estimated net liquidation proceeds per unit is $530.61, which is higher than our offer price of $192.60.

Appraised value of partnership properties...................  $119,800,000
Plus: Cash and cash equivalents (net of tenant security
  deposits).................................................       946,512
Plus: Other partnership assets, including any amounts
  payable by the general partner and its affiliates upon
  liquidation...............................................     2,088,432
Less: Mortgage debt, including accrued interest and any
  prepayment penalty........................................   (75,489,604)
Less: Accounts payable and accrued expenses.................      (656,030)
Less: Other liabilities.....................................    (1,607,167)
                                                              ------------
Partnership valuation before taxes and certain costs........  $ 45,082,144
Less: Estimated state entity taxes and nonresident
  withholding...............................................      (178,249)
Less: Extraordinary capital expenditures and deferred
  maintenance (to the extent not reflected in the appraised
  value of partnership properties)..........................      (144,600)
Less: Estimated closing costs...............................    (1,466,280)
Plus: General partner contribution under deficit restoration
  provision.................................................     1,532,880
                                                              ------------

Estimated net liquidation proceeds of your partnership......  $ 44,825,896
Percentage of estimated net liquidation proceeds allocable
  to holders of units based on the partnership agreement....            98%
                                                              ------------
Estimated net liquidation proceeds of units.................  $ 43,960,035
  Total number of units.....................................     82,848.00
                                                              ------------
Estimated net liquidation proceeds per unit.................  $     530.61
                                                              ============

9.  THE LAWSUIT AND THE SETTLEMENT

  BACKGROUND

     In March 1998, holders of limited partnership units in the partnerships managed by affiliates of Insignia Financial Group (collectively, "Insignia") commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo (the "Court"). The plaintiffs named as defendants, among others, your partnership, its general partner and several of their affiliated partnerships and corporate entities, as well as AIMCO, who had announced a merger with Insignia. The action originally asserted claims on behalf of a putative class of limited partners in over 50 limited partnerships, including your partnership (collectively, the "Partnerships") and derivatively on behalf of those same Partnerships (which are named as nominal defendants) challenging, among other things, the acquisition of interests in certain general partner entities by Insignia; past tender offers by Insignia to acquire limited partnership units; Insignia's management of the Partnerships; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO (hereinafter, the "Insignia Merger").

  PROCEDURAL HISTORY

     On June 25, 1998, your general partner filed a motion seeking dismissal of the action. In lieu of responding to the motion, the plaintiffs filed an amended complaint. The general partner filed demurrers to the amended complaint which were heard in February 1999. Pending the ruling on such demurrers, settlement negotiations commenced. On November 2, 1999, the parties executed and filed a Stipulation of Settlement, settling claims, subject to court approval, on behalf of your partnership and all limited partners who owned units as of November 3, 1999. Preliminary approval of the settlement was obtained on November 3, 1999 from the Court, at which time the Court set a final approval hearing for December 10, 1999. Prior to the December 10, 1999 hearing, the Court received various objections to the settlement, including a challenge to the Court's preliminary approval based upon the alleged lack of authority of prior lead counsel to enter the settlement.

     On December 14, 1999, the general partner and its affiliates terminated the proposed settlement. In February 2000, counsel for some of the named plaintiffs filed a motion to disqualify plaintiffs' lead and liaison counsel who negotiated the proposed settlement on behalf of plaintiffs. On June 27, 2000, the Court entered an order disqualifying them from the case. An appeal was taken from part of the June 27, 2000 order on October 5, 2000. Subsequently, certain plaintiffs, specifically, BEJ Equity Partners and J-B Investment Partners, withdrew as plaintiffs.

     On December 4, 2000, the Court appointed the law firm of Lieff Cabraser Heimann & Bernstein LLP as new lead counsel for plaintiffs and the putative class. Plaintiffs filed a third amended complaint on January 19, 2001 and the general partner and its affiliates filed a demurrer to the third amended complaint. On July 10, 2001, the Court issued an order granting in part and denying in part defendants' demurrer. Among other things, the Court sustained defendants' demurrer without leave to amend as to those derivative claims involving partnerships in which the named plaintiffs did not own an interest. The Court subsequently denied plaintiffs' motion for reconsideration.

     The fourth amended complaint was filed on September 7, 2001. It was brought by plaintiffs who owned interests in four of the Partnerships. Plaintiffs Jeffrey Homburger, Sean O'Reilly and Norman and Doris Rosenberg formally withdrew from the case on August 20, 2001. The general partner and affiliated defendants filed a demurrer to the fourth amended complaint, which the Court granted in part on January 28, 2002. The Court dismissed without leave to amend plaintiffs' state securities fraud claim under California's Corporate Code
Section 25400(b), plaintiffs' contract claim arising out of the partnership agreements, plaintiffs' derivative claim for statutory unfair competition as to those partnerships in which plaintiffs lack representation, plaintiffs' conversion claim and plaintiffs' claim under California's Corporation Code
Section 15636.

     Only some of the remaining claims in the fourth amended complaint relate to the partnership. Plaintiffs alleged that affiliates of the general partner have issued false and misleading tender offers beginning in 1998 and continuing through to the present for units in the partnership. Plaintiffs allege violations of state securities fraud statutes and common law fraud against both AIMCO and Insignia. Specifically, plaintiffs allege that the tender offers have been misleading because they failed to disclose:

     - that third parties would not use a property's historical income, but would instead use a property's projected income, in calculating a property's value based on the capitalization method.

     - that the property income figures used in the capitalization method were artificially lower because AIMCO charges management fees allegedly in excess of the market.

     - that AIMCO allegedly deducted all capital expenditures from property income despite an alleged AIMCO policy of deducting only $250 to $300 per apartment unit.

     - the rating for the condition of each property, any adjustment made to the capitalization rate as a result, the interest rate on mortgage debt for each property and any corresponding adjustments in the capitalization rates.

     - that AIMCO allegedly negotiated lower capitalization rates for valuing properties it owns in connection with a revolving credit facility.

     - that AIMCO failed to disclose that the valuation methods and/or policies it used for its own business purposes allegedly differ from those used in the tender offers.

     - internal valuations of the properties it used in connection with the Insignia merger or the capitalization rates used in connection with those valuations.

Plaintiffs alleged that the general partner breached its fiduciary duty by assisting Insignia and AIMCO in making the tender offers by providing financial information, failing to correct supposedly misleading information given to unitholders, recommending that the prices offered were fair and preventing third parties from making tender offers. Plaintiffs have also included a statutory unfair competition claim against all the defendants, a claim for tortious interference with contract, unjust enrichment and judicial dissolution.

  THE HELLER COMPLAINT

     During the third quarter of 2001, a complaint was filed against the same defendants that are named in the Nuanes action, captioned Heller v. Insignia Financial Group, Inc., et al. (the "Heller action"). The Heller complaint was filed in order to preserve derivative claims that were dismissed without leave to amend in the Nuanes action by the Court's July 10, 2001 order. The first amended complaint in the Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty; unfair competition; conversion, unjust enrichment; and judicial dissolution. On January 28, 2002, however, the Court, on motion by the general partner and its affiliates, struck the Heller complaint as a violation of its July 10, 2001 order in the Nuanes action. On March 27, 2002, plaintiffs in the Heller action filed a notice of appeal of the Court's January 28, 2002 order striking the complaint.

  THE SETTLEMENT OF THE NUANES AND HELLER COMPLAINTS

     On December 20, 2002, the parties to the above-entitled litigation executed a Stipulation of Settlement of the two actions. That settlement was the result of over one year of negotiations and the involvement of two separate settlement judges. Class counsel and defendants' counsel first met with the Honorable William J. Cahill, Retired California Superior Court Judge, on two separate occasions. Counsel also met on four separate occasions with the Honorable Margaret J. Kemp, California Superior Court Judge, before reaching a settlement in principle. The parties initially met with Judge Cahill on two occasions in the fall of 2000, but were ultimately unsuccessful in reaching a definitive settlement agreement. At the Court's direction, they renewed formal settlement discussions before Judge Kemp. The parties first attended a settlement conference before Judge Kemp in September or October 2002 and then subsequently met with her on October 28, 2002, November 26, 2002 and December 2, 2002. The parties reached final agreement on the material terms of the settlement at the last settlement conference with Judge Kemp on December 2, 2002 and put the terms of that agreement on the record in open court.

     In each of the conferences described above, counsel from Lieff Cabraser Heimann & Bernstein LLP, Farella Braun & Martel LLP & Berman Devalerio Pease & Tobacco attended on behalf of the named plaintiffs and the putative settlement class; counsel from Skadden Arps Slate Meagher & Flom LLP attended on behalf of AIMCO and its affiliated entities, including your general partner, and Orrick Herrington & Sutcliffe attended on behalf of the remaining defendants. AIMCO Executive Vice President Patrick Foye also attended each of these meetings. Mr. Vincent Gresham of the Law Offices of Vincent Gresham also participated on behalf of plaintiffs and the putative settlement class in those settlement discussions before the Hon. Cahill, Retired. At these meetings, discussions included possible transactions that could provide liquidity to investors and form the basis of a settlement, the use of a settlement fund and the amount of such fund, the timing and distribution of any settlement fund, selection and use of an appraiser and disclosures that would accompany any contemplated transaction(s). The participants considered but ultimately rejected a merger or roll-up of the various partnerships as possible alternatives to cash tender offers. The parties ultimately concluded, however, that a merger or roll-up could be potentially complicated and time consuming and that a cash tender offer would be a less coercive form of providing liquidity to those investors who desired it.

     The Settlement Agreement requires each tender offer to attach executive summaries of partnership property appraisals commissioned specifically for the settlement tender offers and to provide an explanation of how the appraised values of the properties compare to the per Unit price(s) being offered. It also requires the payment of an allocable portion of the settlement fund for each unit tendered pursuant to the settlement fund, details the scope of the release and covenants not to sue which will bind class members, requires that tender offers be made no more than one year after final approval of the settlement and imposes certain restrictions on the length of time in which the tender offers can remain open, as well as with regard to other disclosures made therein. On April 4, 2003, the Court preliminarily approved the settlement and, on June 13, 2003, entered an order finally approving the settlement and dismissing both the Heller and Nuanes litigation with prejudice. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. On November 24, 2003, the objector appealing the settlement and judgment entered thereto filed an application requesting the Court order AIMCO to withdraw the settlement tender offers, refrain from making further offers pending the appeal and auction any units tendered to third parties. The objector contends that this offer does not conform with the terms of the Settlement. Alternatively, counsel for the objector has requested the Court on behalf of a settlement class member order AIMCO to pay all non-tendering settlement class members their pro rata share of the Settlement Fund whether or not the settlement and judgment entered thereto is vacated on appeal and to notify settlement class members that the releases and covenant not to sue are not binding unless the settlement and judgment entered thereto is affirmed on appeal. AIMCO asserts that such applications are without merit and is opposing such applications.

     Under the terms of the settlement, we have agreed to make cash tender offers for all outstanding limited partnership interests in your partnership and 43 other partnerships (the "Tender Offer Partnerships") within a year of the Court's final approval of the settlement and to accompany each of those offers with executive summaries of appraisals of partnership properties prepared by an independent appraiser appointed by the Court. Our affiliate has agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund. The appraiser was paid $619,100 for the appraisals. To the extent the costs of the appraisals exceeded $2 million, the excess amount would have been paid from the settlement fund. Under the settlement, we have the option of making a second round of tender offers (in our sole and absolute discretion) to purchase all remaining outstanding limited partnership interests, at the same price, or at a higher or lower price, within 18 months of the order finally approving the settlement.

     In addition, as part of the settlement, we agreed to create a settlement fund for the benefit of settlement class members in the principal amount of $9.9 million. The settlement class members consists of all limited partners in the Tender Offer Partnerships, including your partnership, who owned units as of December 20, 2002, and who did not validly request exclusion from the settlement. After deducting attorneys' fees and other settlement costs, including a portion of the costs of appraisal and certain costs of administration of the settlement fund, we have allocated the remaining amount in the settlement fund among the Tender Offer Partnerships pro rata based on partnership revenue for the year ended December 31, 2002 allocable to units held by members of the settlement class, as set forth below:

                                                            (C)
                                                         OWNERSHIP             (D)         ALLOCATED PORTION
(A)                                      (B)           PERCENTAGE OF         ADJUSTED        OF SETTLEMENT
PARTNERSHIP                           REVENUE(1)    SETTLEMENT CLASS(2)     REVENUE(3)          FUND(4)
-----------                          ------------   -------------------   --------------   -----------------
Angeles Income Properties, Ltd.
  II...............................  $  6,721,398          38.11%         $ 2,561,680.99          2.12%
Angeles Income Properties, Ltd.
  III..............................       757,234          47.99%             363,400.46          0.30%
Angeles Income Properties, Ltd.
  VI...............................     3,314,969          57.18%           1,895,539.00          1.57%
Angeles Opportunity Properties,
  Ltd. ............................     2,487,492          50.42%           1,254,256.40          1.04%
Angeles Partners VII...............     1,382,326          32.28%             446,158.51          0.37%
Angeles Partners IX................     3,053,411          32.79%           1,001,090.64          0.83%
Angeles Partners X.................     2,363,419          40.94%             967,701.17          0.80%
Angeles Partners XI................     8,102,088          37.05%           3,002,068.40          2.49%
Angeles Partners XII...............    17,579,608          30.85%           5,423,897.42          4.50%
Century Properties Fund XIV........     5,754,231          33.27%           1,914,451.55          1.59%
Century Properties Fund XV.........     7,891,876          35.11%           2,770,502.79          2.30%
Century Properties Fund XVI........     3,129,310          38.59%           1,207,704.29          1.00%
Century Properties Fund XVII.......    13,989,178          39.81%           5,568,998.68          4.62%
Century Properties Fund XVIII......     4,652,589          44.57%           2,073,721.09          1.72%
Century Properties Fund XIX........    15,838,890          41.77%           6,615,207.49          5.48%
Century Properties Growth Fund
  XXII.............................    18,750,167          44.10%           8,268,717.87          6.86%
Consolidated Capital Growth Fund...    11,095,122          35.45%           3,933,281.02          3.26%
Consolidated Capital Institutional
  Properties.......................    17,492,318          34.85%           6,095,971.72          5.05%
Consolidated Capital Institutional
  Properties 2.....................     4,531,076          50.40%           2,283,507.96          1.89%
Consolidated Capital Institutional
  Properties 3.....................    11,898,507          46.92%           5,583,341.99          4.63%
Consolidated Capital Properties
  III..............................     3,319,845          48.56%           1,612,222.94          1.34%
Consolidated Capital Properties
  IV...............................    26,375,116          43.55%          11,486,890.81          9.52%
Consolidated Capital Properties
  VI...............................     1,790,898          49.39%             884,610.64          0.73%

                                                            (C)
                                                         OWNERSHIP             (D)         ALLOCATED PORTION
(A)                                      (B)           PERCENTAGE OF         ADJUSTED        OF SETTLEMENT
PARTNERSHIP                           REVENUE(1)    SETTLEMENT CLASS(2)     REVENUE(3)          FUND(4)
-----------                          ------------   -------------------   --------------   -----------------
Davidson Diversified Real Estate I,
  L.P. ............................       926,289          57.35%             531,230.56          0.44%
Davidson Diversified Real Estate
  II, L.P. ........................     6,679,248          50.21%           3,353,945.59          2.78%
Davidson Diversified Real Estate
  III, L.P. .......................     4,914,862          59.79%           2,938,470.22          2.44%
Davidson Growth Plus, L.P. ........     5,497,496          42.55%           2,339,052.86          1.94%
Davidson Income Real Estate,
  L.P. ............................     4,824,647          55.50%           2,677,466.62          2.22%
Fox Strategic Housing Income
  Partners.........................     2,905,478          59.32%           1,723,635.91          1.43%
Johnstown/Consolidated Income
  Partners.........................     1,109,711          45.50%             504,939.49          0.42%
Multi-Benefit Realty Fund 87-1.....     3,584,756
  Class A Investors................     1,993,125          35.01%             697,750.93          0.58%
  Class B Investors................     1,591,632          47.59%             757,524.59          0.63%
National Property Investors III....     8,886,583          25.79%           2,291,879.79          1.90%
National Property Investors 4......     7,248,900          24.52%           1,777,282.20          1.47%
National Property Investors 5......     4,610,576          36.17%           1,667,480.41          1.38%
National Property Investors 6......    10,168,298          34.73%           3,531,813.61          2.93%
National Property Investors 7......     7,235,037          31.17%           2,255,187.60          1.87%
National Property Investors 8......     4,334,235          38.98%           1,689,580.96          1.40%
Shelter Properties I Limited
  Partnership......................     4,908,445          20.51%           1,006,722.11          0.83%
Shelter Properties II Limited
  Partnership......................     5,148,389          29.25%           1,505,669.73          1.25%
Shelter Properties III Limited
  Partnership......................     5,155,756          35.20%           1,814,826.22          1.50%
Shelter Properties IV Limited
  Partnership......................     9,682,744          31.49%           3,048,820.05          2.53%
Shelter Properties V Limited
  Partnership......................    13,237,273          28.68%           3,796,475.63          3.15%
Shelter Properties VI Limited
  Partnership......................     8,475,852          34.45%           2,920,007.57          2.42%
Shelter Properties VII Limited
  Partnership......................     1,497,429          37.87%             567,007.84          0.47%
                                     ------------                         --------------        ------
  Total............................  $313,303,073                         $  120,611,694        100.00%
                                     ============                         ==============        ======

---------------

(1) For the year ended December 31, 2002.

(2) Excludes units owned by AIMCO and its affiliates and other limited partners who have requested exclusion from the settlement class.

(3) Determined, for each partnership, by multiplying the amount of revenue (column (B)) by the percentage of outstanding units held by members of the settlement class (column (C)).

(4) Determined, for each partnership, by dividing the amount of adjusted revenue (column (D)) by the total amount of adjusted revenue for all partnerships.

     The amount allocated to a Tender Offer Partnership is then divided by the total number of outstanding units owned by settlement class members in such Tender Offer Partnership (excluding units held by us and our affiliates), and the resulting amount is included in the offer price for units in that Tender Offer Partnership. For each unit validly tendered in the offers and accepted by us, an amount equal to the portion of the settlement fund included in the per unit offer price will be deducted from the settlement fund and paid to us (other than units tendered by limited partners who have requested exclusion from the settlement class). All limited partners who tender their units in response to the offers will receive the same price per unit, including those persons who may have requested exclusion from the settlement class.

     If we choose to make a second round of litigation settlement offers, as described above, any amount remaining in the settlement fund will be allocated in the manner described above the first round of litigation settlement offers but calculated using revenue for the most recent 12-month period and more recent information as to the ownership of each partnership. Any balance remaining thereafter or, in the event we do not initiate a second round of litigation settlement offers, the entire balance will be paid to settlement class members who have retained any units based on the allocation method used in the litigation settlement offers no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer.. The general partners of the Tender Offer Partnerships have also agreed, as part of the settlement, to waive our right to seek reimbursement and/or indemnification for the full amount of fees and costs incurred in the defense of the class and derivative litigation; provided, however, that they may charge fees and costs to your partnership and the other partnerships involved in the litigation in an amount not to exceed $1,500,000 (which is approximately 50% of the outstanding fees and costs).

     In consideration for the terms described above, plaintiffs and settlement class members agreed, among other things, to dismiss the Nuanes action and the Heller action with prejudice, release the defendants from all liability with respect to all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, whether known or unknown, that have been asserted or that could have been asserted that arise out of or relate to (i) those matters and claims set forth in the complaints in the Heller and Nuanes actions, (ii) ownership of one or more units in any of the Tender Offer Partnerships, (iii) the purchase, acquisition, holding, sale, tender or voting of one or more units in any of the Tender Offer Partnerships, and (iv) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in either the Nuanes action or the Heller action, provided, however, that the released claims are not intended to include any unrelated claims that are unique to a particular settlement class member (e.g.,a settlement class member slips and falls on property owned by one of our affiliates, loses or did not receive a distribution check distributed to other limited partners in your partnership, or is an employee and has an employee related claim). Settlement class members also covenanted and agreed not to bring any action, claim, suit, or proceeding against any of the defendants in the class and derivative litigation that concerns any of the matters which are the subject of the settlement and that the stipulation of settlement will act as a bar to any such claim, action, suit or proceeding. The plaintiffs and settlement class members also agreed that they would not oppose a request that the Court withdraw the finding regarding Robert A. Stanger & Co. made in the June 27, 2000 order disqualifying lead and liaison counsel.

     Under the terms of the settlement, neither we nor our affiliates admit to any wrongdoing, and we deny liability under all claims brought in the litigation. The final settlement of the lawsuit is the product of good faith, arm's length negotiations between settlement class counsel and counsel for the defendants. These negotiations resulted in the settlement set forth in the Stipulation.

10.  INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES

     General. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of September 30, 2003, we owned or managed 297,917 apartment units in 1,684 properties located in 47 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, we believe that we are one of the largest owners and managers of multi-family apartment properties in the United States. As of September 30, 2003, we:

     - owned or controlled (consolidated) 178,913 units in 697 apartment properties;

     - held an equity interest in (unconsolidated) 67,157 units in 467 apartment properties; and

     - provided services or managed, for third party owner, 51,847 units in 520 apartment properties, primarily pursuant to long term, non-cancelable agreements (including 40,126 units in 418 properties that are asset managed only, and not property managed).

     Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of AIMCO. Our principal executive offices is located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and our telephone number is (303) 757-8101.

     The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

     We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     For more information regarding AIMCO and AIMCO Properties, L.P., please refer to our respective Annual Reports on Form 10-K for the year ended December 31, 2002 and our respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

     Except as described in "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer", "-- Section 13. Conflicts of Interest and Transactions with Affiliates" and "-- Section 15. Certain Information Concerning Your Partnership -- Ownership and Voting," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

     Summary Selected Financial Information for AIMCO Properties, L.P. The historical financial data set forth below for AIMCO Properties, L.P. for the nine months ended September 30, 2003 and 2002 is based on unaudited financial statements. The historical financial data set forth below for AIMCO Properties, L.P. for the years ended December 31, 2002, 2001 and 2000 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

                                    FOR THE NINE MONTHS ENDED
                                          SEPTEMBER 30,                FOR THE YEAR ENDED DECEMBER 31,
                                    -------------------------   ----------------------------------------------
                                       2003          2002            2002           2001(1)         2000(1)
                                    -----------   -----------   --------------   -------------   -------------
                                           (UNAUDITED)           (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING INFORMATION:
Rental and other property
  revenues........................  $ 1,111,036   $   960,998    $ 1,405,684      $1,224,667      $  998,552
Property operating and owned
  management expenses.............     (485,993)     (378,327)      (561,412)       (465,721)       (413,077)
                                    -----------   -----------    -----------      ----------      ----------
Income from property operations...      625,043       582,671        844,272         758,946         585,475
Income from investment management
  business........................       11,228        15,352         18,262          27,591          15,795
General and administrative
  expenses........................      (19,538)      (12,377)       (20,344)        (18,530)        (18,123)
Depreciation of rental
  property(2).....................     (247,682)     (195,127)      (288,589)       (327,070)       (287,809)
Interest expense..................     (283,487)     (234,922)      (339,737)       (297,507)       (260,133)
Interest and other income, net....       19,623        60,059         78,090          68,417          65,963
Operating earnings................       73,653       187,802        258,348         144,520         103,402
Distribution to minority partners
  in excess of income.............      (21,503)       (5,274)       (26,979)        (46,359)        (24,375)
Income (loss) from discontinued
  operations......................       62,674        11,156        (27,902)         18,848          26,335
Net income........................      136,327       198,958        206,202         121,064         109,717
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation....................  $10,693,302   $10,436,881    $10,633,358      $8,102,816      $7,012,452
Real estate, net of accumulated
  depreciation....................    8,887,140     8,780,340      8,924,604       6,587,624       5,887,518
Total assets......................   10,194,026    10,355,329     10,355,329       8,200,526       7,699,174
Total indebtedness................    6,334,785     6,136,303      6,233,727       4,585,913       4,198,045
Mandatorily redeemable preferred
  securities......................      113,169        15,169         15,169          20,637          32,330
Partner's capital.................    3,233,805     3,576,083      3,576,083       3,080,071       2,830,389
OTHER INFORMATION:
Basic earnings per unit...........  $      0.52   $      1.21    $      1.00      $     0.25      $     0.53
Diluted earnings per unit.........  $      0.52   $      1.20    $      0.99      $     0.25      $     0.52
Distributions paid per common OP
  unit............................  $      2.24   $      2.46    $      3.28      $     3.12      $     2.80
Funds from operations(3)..........  $   346,116   $   431,450    $   504,816      $  528,653      $  439,830
Net cash provided by operating
  activities......................  $   381,137   $   403,624    $   496,670      $  491,846      $  400,364

                                    FOR THE NINE MONTHS ENDED
                                          SEPTEMBER 30,                FOR THE YEAR ENDED DECEMBER 31,
                                    -------------------------   ----------------------------------------------
                                       2003          2002            2002           2001(1)         2000(1)
                                    -----------   -----------   --------------   -------------   -------------
                                           (UNAUDITED)           (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Net cash (used in) provided by
  investing activities............  $   180,556   $  (897,681)   $  (873,832)     $ (140,638)     $ (545,981)
Net cash provided by (used in)
  financing activities............  $  (531,163)  $   503,454    $   398,637      $ (430,245)     $  201,128

---------------

(1) Certain reclassifications have been made to the 2001 and 2000 amounts to conform with the 2002 presentation. These reclassifications represent certain eliminations of self-charged management fee income and expenses and related receivables and payables in accordance with consolidation accounting principles, as well as discontinued operations resulting from the adoption of Statement of Financial Accounting Standard No. 144. Effective January 1, 2001, we began consolidating our previously unconsolidated subsidiaries. Prior to this date, we had significant influence but did not have control. Accordingly, such investments were accounted for under the equity method.

(2) Effective July 1, 2001 for certain assets and October 1, 2001 for the majority of the portfolio, we extended the estimated useful lives of our buildings and improvements from a weighted average composite life of 25 years to a weighted average composite life of 30 years. This change increased net income by approximately $36 million or $0.42 per diluted unit in 2001.

(3) Our management believes that the presentation of funds from operations or "FFO", when considered with the financial date determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to us, nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from extraordinary items and disposals from discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated partnership, joint ventures and discontinued operations. We calculate FFO based on the NAREIT definition, plus amortization of intangibles, plus distributions to minority partners in excess of income, and less dividends on preferred units. We calculate FFO (diluted) by adding back the interest expenses and preferred distribution relating to convertible securities whose conversion is dilutive to FFO. Our management believes that the presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of our ability to make required dividend payments, capital expenditures and principal payments on our debt. There can be no assurance that our basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                              FOR THE NINE MONTHS
                                              ENDED SEPTEMBER 30,    FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------   ---------------------------------
                                                2003       2002       2002        2001        2000
                                              --------   --------   ---------   ---------   ---------
                                                              (DOLLARS IN THOUSANDS)
Net income..................................  $136,327   $198,958   $206,202    $121,064    $109,717
Real estate depreciation, net of minority
  interests.................................   223,733    172,225    260,507     316,101     256,917
Real estate depreciation related to
  unconsolidated entities...................    19,331     26,022     33,544      57,506      70,188
Discontinued operations:
     Depreciation, net of minority
       interest.............................     9,712     18,254     10,015      13,534       9,997
     (Gain) loss on dispositions of real
       estate, net of minority interest.....   (66,930)        37     (1,437)         --          --
     Distributions to minority partners in
       excess of income.....................    (4,650)     1,401      1,401       1,342          --
     Income tax arising from disposals......     5,112        552      2,507          --          --
Amortization of intangibles.................     4,716      3,194      4,026      18,729      12,068
Income tax arising from disposals...........        --         --         --       3,202          --
Distributions to minority interest partners
  in excess of income.......................    21,503     15,274     26,979      46,359      24,375
(Gain) loss on dispositions of real
  estate....................................    (2,738)    (4,467)    27,902     (18,848)    (26,335)
Gain on disposition of land.................        --         --         --       3,843          --
Deferred income tax benefit.................        --         --         --          --         154
Interest expense on mandatorily redeemable
  convertible preferred securities..........       741        882      1,161       1,568       8,869
Preferred unit distributions................   (65,711)   (45,626)   (67,991)    (35,747)    (26,120)
                                              --------   --------   --------    --------    --------
Funds from operations.......................  $346,116   $431,450   $504,816    $528,653    $439,830
                                              ========   ========   ========    ========    ========

11.  BACKGROUND AND REASONS FOR THE OFFER

     Settlement of Class Action. We are making this offer pursuant to the terms of the settlement agreement described in "The Litigation Settlement
Offer -- Section 9. The Lawsuit and the Settlement." Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment. The settlement agreement also provides for the creation of a $9.9 million fund for members of the settlement class, a portion of which will be paid to those who accept this offer and is included in our offer price. If you request exclusion from the settlement, you may tender any units in this offer and you will be entitled to receive the same price per unit as those unitholders who have not opted out of the settlement class. However, no portion of the price paid to you will come from the settlement fund. If you do not request exclusion from the settlement and do not tender any units in this offer, you will be entitled to receive your pro rata share of the settlement fund (subject to adjustment) no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer.

     Neither the Court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept our offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex
II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept our offer.

     Alternatives Considered by Your General Partner. From time to time in the past, we have made offers to acquire units of limited partnership interest in your partnership. Before making this offer and the previous offers, your general partner (which is our affiliate) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your general partner.

  LIQUIDATION

     One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     If your partnership was liquidated, and the properties sold at prices equal to the values recently determined by the independent appraiser (see Annex II), we estimate that your net liquidation proceeds would be $530.61 per unit. See "The Litigation Settlement Offer -- Section 8. Valuation of Units." However, a liquidating sale of all of your partnership's property would be a taxable event for all partners, including your general partner. Furthermore, all partners, including those who wish to retain their units, and your general partner would be forced to participate in the liquidation. Lastly, although the future operating results of your partnership and future sales prices of the property owned by your partnership are uncertain, the operating performance of your partnership's property may improve in the future, which, in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values are also a function of capitalization rates in the market and the interest rate environment at the time. However, because your general partner and property manager (which are our affiliates) receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, on the one hand, and the liquidation of the partnership and the termination of such fees, on the other. See "The Litigation Settlement
Offer -- Section 15. Certain Information Concerning Your
Partnership -- Investment Objectives and Policies; Sale or Financing of Investments" and "-- Section 13. Conflicts of Interest and Transactions with Affiliates." The term of the partnership will continue until December 31, 2010, unless the partnership is terminated sooner under the provisions of the partnership agreement.

  CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

     A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the property owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the property owned by your partnership.

     The primary disadvantage of continuing the operations of your partnership without our offer is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale might be at a price less than our offer price.

     Alternative Transactions Considered by Us. At the present time, we have decided to proceed with this offer pursuant to the court approved settlement. From time to time in the past, we have considered proposing a number of alternative transactions, including the purchase of your partnership's property or a merger of your partnership in which you would receive cash in exchange for your units. We decided not to pursue these alternative transactions because, in each case, we determined that a tender offer would be a less expensive means of acquiring additional interests in your partnership, and would not require the consent or approval of any limited partners (other than those who elect to tender their units). In the future, however, we may consider purchasing your partnership's property or effecting such a merger. See "The Litigation Settlement Offer -- Section 14. Future Plans of the Purchaser." We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties, L.P. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that when we have offered limited partners an opportunity to receive cash or limited partnership interests in AIMCO Properties, L.P., the limited partners who tender usually prefer the cash option.

12.  POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
     OFFER

     The partnership and the general partner of your partnership (which is our affiliate) have provided the following information for inclusion in this Litigation Settlement Offer:

     Factors in Favor of Fairness Determination. The general partner of your partnership believes the offer price and the structure of the transaction are fair to the unaffiliated limited partners. In support of such determination, the general partner considered the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information:

     - the Court's approval of the settlement pursuant to which the offer is being made;

     - the fact that the interests of the unaffiliated limited partners were represented by counsel in the negotiation of the settlement agreement;

     - the method we used to determine our offer price is a method commonly relied upon by investors to value income producing property;

     - the offer is structured so that approval of a majority of unaffiliated limited partners is not required -- each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them;

     - there is no established trading market for the limited partnership units, and the offer would provide immediate liquidity for tendering limited partners;

     - the uncertainty of the resulting proceeds from the possible alternative transactions, particularly a property sale or a liquidation of the partnership,

     - the fact that no unaffiliated limited partners would be able to participate in the future performance of the partnership following such alternative transactions;

     - the offer price exceeds the book value per unit of $23.26 at September 30, 2003;

     - the fact that our offer price does not reflect any discount for minority interests; and

     - the absence of any other firm offers by third parties for all or substantially all of the partnership's assets, a merger or other extraordinary transaction during the past two years with which to compare the Litigation Settlement Offer.

     Factors Not in Favor of Fairness Determination. In addition to the foregoing factors, the general partner considered the following countervailing factors:

     - the recent valuation of your partnership's property by American Appraisal Associates, Inc., an independent appraiser appointed by the Court, which results in an estimate of net liquidation proceeds per unit of $530.61, which is higher than our offer price of $192.60;

     - the fact that an unaffiliated representative was not retained to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the offer;

     - the fact that the general partner's board of directors is comprised solely of an employee of AIMCO Properties, L.P., and, as a result, the terms of the offer were not approved by a majority of independent directors;

     - the fact that offer prices in our prior tender offers were higher than our current offer price; and

     - prices at which the units have recently sold were higher than our current offer price.

     The general partner believes that consideration of the offer was procedurally fair because, among other things, (1) the Court approved the settlement agreement pursuant to which the offer is being made, (2) each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them, (3) the unaffiliated limited partners were represented by counsel in the negotiation of the settlement agreement, and (4) limited partners can evaluate our offer price by comparing it to the net liquidation proceeds per unit derived from the independent appraiser's property valuation. In making this determination, the general partner took into account the absence of the following procedural safeguards: (1) the requirement of approval of the offer by a majority of the unaffiliated limited partners, (2) an unaffiliated representative to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the offer, and (3) the approval of the offer by a majority of non-employee directors of your general partner's board of directors.

     The general partner makes no recommendation as to whether or not you should tender or refrain from tendering your units in this offer. While the general partner believes that the terms of our offer are fair, the general partner also believes that you must make your own decision whether or not to participate in any offer. The general partner is unable to make a recommendation because each limited partner's circumstances may differ from those of other limited partners. These circumstances, which would impact the desirability of tendering units in the offer, include a limited partner's financial position, his need or desire for liquidity, other financial opportunities available to him, and his tax position and the tax consequences to him of selling his units. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

     Neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Litigation Settlement Offer -- Section 14. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other, and conflicts of interests with respect to the tender offer, see "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer" and
"-- Section 13. Conflicts of Interest and Transactions with Affiliates." See also "The Litigation Settlement Offer -- Section 8. Valuation of
Units -- Comparison to Alternative Consideration" for certain information regarding transactions with respect to units of your partnership.

     Your partnership did not receive any report, opinion or appraisal with respect to the fairness of this Litigation Settlement Offer or the offer price being offered to limited partners. However, the partnership did receive the appraisals prepared by AAA, as described above.

     Although the AIMCO Entities have interests that may be in conflict with those of the partnership's unaffiliated limited partners, each of the AIMCO Entities believes that the offer price and the structure of the transaction are fair to the unaffiliated limited partners based on the information and factors considered by the general partner of your partnership. Each of AIMCO Entities expressly adopts the analysis, and the factors underlying such analysis, of the general partner of your partnership.

13.  CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES

     Conflicts of Interest with Respect to the Offer. The general partner of your partnership is an affiliate of AIMCO. As a result, the general partner has substantial conflicts of interest with respect to the offer. We desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that exist in connection with the general partner's management of your partnership. Your general partner has filed a Solicitation/ Recommendation Statement on Schedule 14d-9 with the SEC, which indicates that it is remaining neutral and making no recommendation as to whether limited partners should tender their units in the offer. YOU ARE URGED TO READ THIS LITIGATION SETTLEMENT OFFER AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

     Conflicts of Interest That Currently Exist for Your Partnership. We own the general partner of your partnership and are affiliated with the property manager of your partnership's property. The general partner of your partnership received total approximate fees and reimbursements (excluding property management fees) of $704,000 in 2000, $1,591,000 in 2001 and $836,000 in 2002.
Total approximate fees and reimbursements (excluding property management fees) for the nine months ended September 30, 2003 were $434,000. The property manager is entitled to receive five percent of gross receipts from the partnership's property for providing property management services. It received approximate management fees of $1,181,000 in 2000, $1,147,000 in 2001 and $980,000 in 2002.
Management fees for the nine months ended September 30, 2003 were approximately $690,000. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's property.

     Competition Among Properties. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in general market areas where your partnership's property is located. We believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

     Future Offers. Under the terms of the settlement, we are not obligated to make another tender offer for units in your partnership. We have no current plans to conduct future tender offers for the units in your partnership, but our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we make could be at prices that are more or less than the current offer price.

     Transactions with Affiliates. NHP Management Company (which is our affiliate) received fees of approximately $170,000 and $817,000 for the years ended December 31, 2002 and 2001, respectively, for construction management services. The construction management service fees are calculated based on a percentage of current additions to investment properties.

     In accordance with the partnership agreement, the general partner received a partnership management incentive allocation equal to 10% of net and taxable income and losses and cash distributions. The general partner was also allocated its 2% continuing interest in the partnership's net and taxable income and losses and cash distributions after the above allocation of the partnership management incentive. The partnership management incentive associated with the distributions paid during the year ended December 31, 2002 and 2001 was approximately $192,000 and $394,000, respectively, and is included in distributions paid to the general partner.

     We have made available to the partnership a credit line of up to $150,000 per property owned by the partnership. During the year ended December 31, 2002, we agreed to advance funds in excess of the $150,000 line of credit to fund operating expenses of Plantation Creek Apartments and advanced $329,000 for this purpose. At December 31, 2002, the outstanding balance was approximately $333,000, including accrued interest. The advance was repaid in full subsequent to December 31, 2002. There were no outstanding amounts due under this line of credit at December 31, 2001.

     Beginning in 2001, your partnership began insuring its properties up to certain limits through coverage provided by us. We are generally self-insured for a portion of losses and liabilities related to workers' compensation, property casualty and vehicle liability. Your partnership insures its properties above our limits through insurance policies obtained by us from insurers unaffiliated with your general partner. During the year ended December 31, 2002, your partnership paid us and our affiliates approximately $302,000 for insurance coverage and fees associated with policy claims administration.

14.  FUTURE PLANS OF THE PURCHASER

     As described above under "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer," your general partner is our affiliate and, therefore, we have the ability to control the management of your partnership. In addition, we are affiliated with the manager of your partnership's property. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

     Under the terms of the settlement, although we are not obligated to do so, we may make another litigation settlement offer within 18 months of the order finally approving the settlement. In addition, we may make future tender offers after that time. However, we have no current plans to conduct future tender offers for units in your partnership. We may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties, L.P. or other consideration. We may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's property, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's property. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

     We have been advised that the general partner does not currently expect to consider, on behalf of your partnership any of the following transactions: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. As discussed under "The Litigation Settlement Offer -- Section 15. Certain Information Concerning Your

Partnership -- Investment Objectives and Policies; Sale or Financing of Investments," the general partner regularly evaluates the real estate and capital markets. The general partner may consider refinancing the partnership's existing indebtedness to the extent that the general partner is able to obtain a lower interest rate or if such indebtedness is approaching maturity. Furthermore, in the event that the general partner receives an attractive offer for any of your partnership's properties, the general partner would give due consideration to such an offer.

     If any of the transactions referred to above occur, and financial benefits accrue to the limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted therein. Limited partners may vote on a liquidation, and we will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

15.  CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP

     General. Your partnership was organized on January 31, 1984 under the laws of the State of California. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of making investments in income-producing commercial and residential real estate. Your partnership's investment portfolio currently consists of eight residential apartment complexes. Your partnership had approximately 3,166 limited partners as of September 30, 2003.

     General Partner. The general partner of your partnership is Fox Capital Management Corporation, which is an affiliate of AIMCO. Our affiliate serves as manager of the property owned by your partnership. The general partner of your partnership received total approximate fees and reimbursements (excluding property management fees) of $704,000 in 2000, $1,591,000 in 2001, and $836,000 in 2002. Total approximate fees and reimbursements (excluding property management fees) for the nine months ended September 30, 2003 were $434,000. The property manager is entitled to receive five percent of gross receipts from the partnership's property for providing property management services. It received approximate management fees of $1,181,000 in 2000, $1,147,000 in 2001, and $980,000 in 2002. Management fees for the nine months ended September 30, 2003 were approximately $690,000.

     Ownership and Voting. We, together with IPLP Acquisition, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 46,312.50 units, or 55.90%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we have the ability to control most votes of the limited partners. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer" and "-- Section 16. Voting Power."

     Investment Objectives and Policies; Sale or Financing of Investments. In general, your general partner (which is our affiliate) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's property. Although the future operating results of your partnership and future sales prices of the property owned by your partnership are uncertain, the operating performance of your partnership's property may improve in the future, which, in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values, however, are also a function of capitalization rates in the market and the interest rate environment at the time. Furthermore, the general partner expects to spend approximately $155,000 for capital improvements at the property for the remainder of 2003 to repair and update the property. Although there can be no assurance as to effect of these expenditures on the future performance of your partnership's property, these expenditures are expected to improve the desirability of the property to tenants. Another significant factor considered by your general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

     Term of Your Partnership. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2010 unless sooner terminated as provided in the agreement or by law.

     Capital Replacements. Your partnership has an ongoing program of capital improvements, replacements and renovations, including interior and exterior building improvements, cabinet, floor covering and appliance replacements and other replacements and renovations in the ordinary course of business. All capital improvements and renovation costs, which are budgeted at $740,000 for 2003, are expected to be paid from operating cash flows or cash reserves, or from short-term or long-term borrowings.

     Competition. There are other residential properties within the market area of your partnership's property. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe AIMCO is the largest owner and manager of multifamily apartment properties in the United States.

     Financial Data. The selected financial information of your partnership set forth below for the years ended December 31, 2002, 2001 and 2000 is based on audited financial statements. The selected financial information set forth below for the nine months ended September 30, 2003 and 2002 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 2002, and the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,    FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------   ---------------------------------
                                         2003       2002       2002        2001        2000
                                       --------   --------   ---------   ---------   ---------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
  Total revenues.....................  $13,980    $15,179     $19,770     $20,636     $23,318
  Net income (loss)..................   (1,439)       135        (225)      7,410       2,580
  Net income (loss) per limited
     partnership unit................   (15.32)      1.44       (2.39)      76.57       27.47
  Income (loss) per unit from
     continuing operations...........   (15.32)      1.44       (2.39)      76.57       27.47
  Distributions per limited
     partnership unit................     2.45      20.39       20.39      163.62       52.69
  Ratio of earnings to fixed charges
     (deficit).......................      (36)%      3.3%       (4.2)%     139.1%       44.3%

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,    FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------   ---------------------------------
                                         2003       2002       2002        2001        2000
                                       --------   --------   ---------   ---------   ---------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
BALANCE SHEET DATA:
  Cash and cash equivalents..........      793        967       1,288       1,448       1,765
  Investment property, net of
     accumulated depreciation........   58,853     62,034      61,298      63,891      73,343
  Total assets.......................   62,712     66,059      65,355      68,257      78,674
  Mortgage note payable..............   66,198     67,421      67,083      68,237      71,624
  General partners' capital
     (deficit).......................   (8,228)    (7,988)     (8,031)     (7,778)     (8,173)
  Limited partners' capital
     (deficit).......................    1,927      3,716       3,399       5,286      12,498
  Partners' capital (deficit)........   (6,301)    (4,272)     (4,632)     (2,492)      4,325
  Book value per limited partnership
     unit............................    23.26      44.85       41.03       63.80      150.85
CASH FLOWS:
  Net increase (decrease) in cash and
     cash equivalents................     (495)      (481)       (160)       (317)       (885)
  Net cash provided by operating
     activities......................    2,084      3,583       4,486       6,420       7,352

     Description of Property. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's property.

                                DATE OF
PROPERTY                        PURCHASE         TYPE OF OWNERSHIP             USE
--------                        --------         -----------------             ---
Wood Creek Apartments.........    5/84     Fee ownership subject to first   Apartment
  Mesa, Arizona                            mortgage                         432 units
Plantation Creek Apartments...    6/84     Fee ownership subject to first   Apartment
  Atlanta, Georgia                         mortgage(1)                      484 units
Four Winds Apartments.........    9/85     Fee ownership subject to first   Apartment
  Overland, Kansas                         mortgage(1)                      350 units
Copper Mill Apartments........    9/86     Fee ownership subject to first   Apartment
  Richmond, Virginia                       mortgage(1)                      192 units
Cooper's Pointe Apartments....   11/85     Fee ownership subject to first   Apartment
  Charleston, South Carolina               mortgage(1)                      192 units
Autumn Run Apartments.........    6/86     Fee ownership subject to first   Apartment
  Naperville, Illinois                     mortgage(1)                      320 units
Promontory Point Apartments...   10/85     Fee ownership subject to first   Apartment
  Austin, Texas                            mortgage(1)                      252 units
Hampton Greens Apartments.....   12/85     Fee ownership subject to first   Apartment
  Dallas, Texas                            mortgage(1)                      309 units

---------------

(1) Property is held by a limited partnership in which the partnership owns a 100% interest.

     On July 31, 2001, the partnership sold Stoney Creek Apartments to an unrelated third party for net proceeds of approximately $14,130,000 after payment of closing costs. The partnership recognized a gain on the sale of the investment property of approximately $6,852,000 for the year ended December 31, 2001. Approximately $6,651,000 of the net proceeds were used to repay the mortgage encumbering the property. The partnership recognized a loss on early extinguishment of debt of approximately $953,000 as a result of a prepayment penalty of approximately $853,000 for the early repayment of the mortgage encumbering the property and approximately $100,000 of unamortized loan costs being written off.

     Accumulated Depreciation Schedule. The following shows the gross carrying value and accumulated depreciation of your partnership's property as of December 31, 2002.

                                  GROSS        ACCUMULATED                         FEDERAL TAX
PROPERTY                      CARRYING VALUE   DEPRECIATION     RATE     METHOD       BASIS
--------                      --------------   ------------   --------   ------    -----------
                                     (IN THOUSANDS)                               (IN THOUSANDS)
Wood Creek..................     $ 17,964        $ 9,535      5-30 yrs    S/L        $ 3,190
Plantation Creek............       29,326         16,382      5-30 yrs    S/L          5,148
Four Winds..................       18,658          9,342      5-30 yrs    S/L          4,531
Copper Mill.................       10,070          5,105      5-30 yrs    S/L          4,269
Cooper's Pointe.............        8,092          4,545      5-30 yrs    S/L          1,340
Autumn Run..................       18,733          9,785      5-30 yrs    S/L          4,181
Promontory Point............       13,302          6,438      5-30 yrs    S/L          3,427
Hampton Greens..............       12,789          6,504      5-30 yrs    S/L          3,433
                                 --------        -------                             -------
  Total.....................     $128,934        $67,636                             $29,519
                                 ========        =======                             =======

     Schedule of Mortgages. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's property as of December 31, 2002.

                                  PRINCIPAL                                          PRINCIPAL
                                  BALANCE AT                                        BALANCE DUE
                                 DECEMBER 31,    INTEREST    PERIOD     MATURITY         AT
PROPERTY                             2002          RATE     AMORTIZED     DATE      MATURITY(1)
--------                        --------------   --------   ---------   --------   --------------
                                (IN THOUSANDS)                                     (IN THOUSANDS)
Wood Creek....................     $11,933         7.93%    30 years     2/2006       $11,319
Plantation Creek..............      14,709         7.93%    30 years     2/2006        13,952
Four Winds....................       8,962         7.93%    30 years     2/2006         8,489
Copper Mill...................       5,632         7.88%    30 years     1/2006         5,347
Cooper's Pointe...............       3,924         7.88%    30 years     1/2006         3,725
Autumn Run....................      12,759         7.02%    20 years    10/2021            --
Promontory Point..............       3,809         7.04%    30 years     5/2008         3,442
Hampton Greens................       5,355         7.88%    30 years     1/2006         5,084
                                   -------                                            -------
  Total.......................     $67,083                                            $51,358
                                   =======                                            =======

---------------

(1) See notes to financial statements in the partnership's Annual Report on Form 10-KSB for the year ended December 30, 2002 for information with respect to the partnership's ability to prepay these loans and other specific details.

     On September 7, 2001, the partnership refinanced the mortgage note payable encumbering Autumn Run Apartments. The refinancing replaced mortgage indebtedness of approximately $9,100,000 with a new mortgage of $13,125,000. The new mortgage carries a stated interest rate of 7.02% compared to a stated rate of 7.33% on the old mortgage. Payments of principal and interest are due on the first day of each month until the loan matures on October 1, 2021 at which time the loan is scheduled to be fully amortized. Loan costs capitalized for the refinancing were approximately $241,000 of which approximately $131,000 was paid to the general partner in accordance with the terms of the partnership agreement. The partnership recorded a loss on early unamortized loan costs being written off.

     Average Rental Rates and Occupancy. The following shows the average rental rates and occupancy percentages for your partnership's property during the periods indicated.

                                                      AVERAGE ANNUAL     AVERAGE ANNUAL
                                                       RENTAL RATE          OCCUPANCY
                                                    ------------------   ---------------
PROPERTY                                             2002       2001     2002      2001
--------                                            ------     -------   -----     -----
                                                        (PER UNIT)
Wood Creek(1).....................................  $7,702     $ 7,868    84%       95%
Plantation Creek(2)...............................  $9,068     $ 9,891    84%       90%
Four Winds........................................  $8,376     $ 8,614    96%       94%
Copper Mill.......................................  $9,224     $ 9,138    96%       97%
Cooper's Pointe(3)................................  $7,702     $ 8,101    93%       90%
Autumn Run........................................  $9,714     $10,330    92%       93%
Promontory Point(4)...............................  $7,988     $ 8,691    87%       90%
Hamptom Greens....................................  $6,537     $ 6,843    92%       90%

---------------

(1) The decrease in occupancy at Wood Creek Apartments is due to road construction in the surrounding area as well as increased competition in the Mesa market.

(2) The decrease in occupancy at Plantation Creek Apartments is due to a slower economy in the area during the year ended December 31, 2002 versus the comparable period of 2001.

(3) The increase in occupancy at Cooper's Pointe is due to an aggressive marketing program implemented by the property management team and a slight decrease in average rental rates.

(4) The decrease in occupancy at Promontory Point Apartments is primarily due to a fire that caused damage to 24 units in January 2002. The damaged units became available for rent during July 2002.

     Property Management. Your partnership's property is managed by one of our affiliates. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Distributions. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        -------
2000........................................................  $ 52.69
2001........................................................  $163.62
2002........................................................  $ 20.39
2003 (through September 30, 2003)...........................  $  2.45

     Compensation Paid to the General Partner and its Affiliates. The following table shows, for each of the years indicated, approximate amounts paid to your general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive five percent of the gross receipts from the partnership's property for providing property management services. See "The Litigation Settlement
Offer -- Section 13. Conflicts of Interest and Transactions with Affiliates."

                                                       PARTNERSHIP FEES       PROPERTY
YEAR                                                     AND EXPENSES      MANAGEMENT FEES
----                                                   -----------------   ---------------
2000.................................................     $  704,000         $1,181,000
2001.................................................     $1,591,000         $1,147,000
2002.................................................     $  836,000         $  980,000
2003 (through September 30, 2003)....................     $  434,000         $  690,000

     Legal Proceedings. From time to time, your partnership may be a party to a variety of legal proceedings related to its ownership of properties which arise in the ordinary course of business. See "The Litigation Settlement
Offer -- Section 9. The Lawsuit and the Settlement."

16.  VOTING POWER

     Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our affiliate, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We, together with IPLP Acquisition, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 46,312.50 units, or 55.90%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we control most voting decisions made by limited partners. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer."

17.  SOURCE OF FUNDS

     We expect that approximately $7,036,700 will be required to purchase all of the limited partnership units that we are seeking in this offer exclusive of fees and expenses. For more information regarding fees and expenses, see "The Litigation Settlement Offer -- Section 21. Fees and Expenses."

     In addition to this offer, we are concurrently making offers to acquire interests in approximately 43 other limited partnerships pursuant to the terms of the settlement. If all such offers were fully subscribed for cash, we would be required to pay approximately $107 million for all such units. If for some reason we did not have such funds available we might extend these offers for a period of time sufficient for us to obtain additional funds, or we could terminate the offers. However, we do not expect all such offers to be fully subscribed. Additionally, we believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to such offers. As of September 30, 2003, we had $126 million of cash on hand and $285 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

     We have a $445 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. We are the borrower and all obligations thereunder are guaranteed by certain of AIMCO's subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, and a first priority pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.25% and 2.85% in the case of LIBOR-based loans and between 0.65% and 1.35% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires on July 31, 2005 and can be extended at AIMCO's option for a one-year term on a one-time basis.

18.  DISSENTERS' RIGHTS

     Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

     No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of the partnership or to obtain counsel or, other than as required by the settlement, appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners in your partnership.

19.  CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this Litigation Settlement Offer and at or before the expiration of our offer (including any extension thereof), any of the following shall occur:

     - any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that is or could reasonably be expected to be materially adverse to your partnership or the value of your units to us, which change would, individually or in the aggregate, result in, or reasonably be expected to result in, an adverse effect on net operating income of your partnership of more than $10,000 per year, or a decrease in value of an asset of your partnership, or the incurrence of a liability with respect to your partnership, in an amount in excess of $100,000 (a "Material Adverse Effect"), or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which has had or could reasonably be expected to have a Material Adverse Effect; or

     - there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 5.0%, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) acts of terrorism or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which could reasonably be expected to affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     - there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by us of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any of our affiliates) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units,
       (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as your general partner (which is our affiliate) or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on our ability or any of our affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability or any of our affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to unitholders or (v) could reasonably be expected to result in a Material Adverse Effect; or

     - there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, your partnership, any general partner of your partnership, us or any affiliate of our or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, directly or indirectly, could reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

     - your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, has or could reasonably be expected to have a Material Adverse Effect, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

     - a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership;

     - there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have an adverse effect on our financial condition in an amount in excess of $10,000,000; or

     - the final court approval of the settlement shall have been reversed or vacated, the parties terminate the settlement or the settlement shall otherwise terminate by its terms.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us at any time in our reasonable discretion prior to the expiration of this offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances. If we waive any of the conditions to the offer with respect to the tender of a particular unit, we will waive such condition with respect to all other tenders of units in this offer as well. All conditions to our offer will be satisfied or waived on or before the expiration of our offer. We will not waive a material condition to the offer on the expiration date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

     If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement.

20.  CERTAIN LEGAL MATTERS

     General. Except as set forth in this Section 20, we are not aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 20.

     Antitrust. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

     State Laws. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

21.  FEES AND EXPENSES

     You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses. However, under the terms of the settlement, the offer price has been reduced by the costs and expenses related to making this offer. The partnership will not be responsible for paying any of the fees or expenses incurred by us in connection with this offer.

     The following is an itemized statement of the aggregate estimated expenses incurred and to be incurred in this offer by us:

Information Agent Fees......................................   $ 7,500
Legal Fees..................................................     5,000
Printing Fees...............................................     5,000
Tax and Accounting Fees.....................................     1,500
Postage.....................................................       500
Appraiser...................................................    17,500
Depositary..................................................       500
                                                               -------
  Total.....................................................   $37,500
                                                               =======

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     NEITHER THE COURT NOR COUNSEL FOR THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS LITIGATION SETTLEMENT OFFER. YOU ARE INSTEAD ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

     We have filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Litigation Settlement Offer -- Section 15. Certain Information Concerning Your Partnership."

     The letter of transmittal and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

          By Mail:                 By Overnight Courier:                 By Hand:

        P.O. Box 238             1275 Valley Brook Avenue        1275 Valley Brook Avenue
     Lyndhurst, NJ 07071            Lyndhurst, NJ 07071             Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                                    ANNEX I

                             OFFICERS AND DIRECTORS

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and the general partner of your partnership are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The director of the general partner of your partnership is Patrick J. Foye. The executive officers of the general partner of your partnership are Patrick J. Foye and Paul J. McAuliffe. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America.

NAME                                                          POSITION
----                                                          --------
Terry Considine......................   Chairman of the Board of Directors and Chief
                                        Executive Officer
Peter K. Kompaniez...................   Vice Chairman, President and Director
Harry G. Alcock......................   Executive Vice President and Chief Investment
                                        Officer
Miles Cortez.........................   Executive Vice President, General Counsel and
                                        Secretary
Joseph DeTuno........................   Executive Vice President -- Redevelopment
Patti K. Fielding....................   Executive Vice President -- Securities and Debt
Patrick J. Foye......................   Executive Vice President
Lance J. Graber......................   Executive Vice President -- AIMCO Capital
Paul J. McAuliffe....................   Executive Vice President and Chief Financial Officer
Ronald D. Monson.....................   Executive Vice President and Head of Property
                                        Operations
David Robertson......................   Executive Vice President -- President and Chief
                                        Executive Officer of AIMCO Capital
Jim Purvis...........................   Executive Vice President -- Human Resources
Randall J. Fein......................   Executive Vice President -- Student Housing
James N. Bailey......................   Director
Richard S. Ellwood...................   Director
J. Landis Martin.....................   Director
Thomas L. Rhodes.....................   Director

NAME                                       PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                       ---------------------------------------------
Terry Considine......................   Mr. Considine has been Chairman and Chief Executive
                                        Officer of AIMCO and AIMCO-GP since July 1994. Mr.
                                        Considine serves as Chairman of the Board of
                                        Directors of American Land Lease, Inc. (formerly
                                        Asset Investors Corporation and Commercial Asset
                                        Investors, Inc.), another public real estate
                                        investment trust. Mr. Considine has been and remains
                                        involved as a principal in a variety of other
                                        business activities.
Peter K. Kompaniez...................   Mr. Kompaniez has been Vice Chairman and a director
                                        of AIMCO since July 1994 and was appointed President
                                        in July 1997. Mr. Kompaniez has also served as Chief
                                        Operating Officer of NHP Incorporated, which was
                                        acquired by AIMCO in December 1997.

NAME                                       PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                       ---------------------------------------------
Harry G. Alcock......................   Mr. Alcock served as a Vice President of AIMCO from
                                        July 1996 to October 1997, when he was promoted to
                                        Senior Vice President -- Acquisitions. Mr. Alcock
                                        served as Senior Vice President-Acquisitions until
                                        October 1999, when he was promoted to Executive Vice
                                        President and Chief Investment Officer. Mr. Alcock
                                        has held responsibility for AIMCO's acquisition and
                                        financing activities since July 1994. From June 1992
                                        until July 1994, Mr. Alcock served as Senior
                                        Financial Analyst for PDI and HFC. From 1988 to
                                        1992, Mr. Alcock worked for Larwin Development
                                        Corp., a Los Angeles-based real estate developer,
                                        with responsibility for raising debt and joint
                                        venture equity to fund land acquisition and
                                        development. From 1987 to 1988, Mr. Alcock worked
                                        for Ford Aerospace Corp. He received his B.S. from
                                        San Jose State University.
Miles Cortez.........................   Mr. Cortez was appointed Executive Vice President,
                                        General Counsel and Secretary in August 2001. Since
                                        December 1997, Mr. Cortez has been a founding
                                        partner and the senior partner of the law firm of
                                        Cortez Macaulay Bernhardt & Schuetze LLC. From
                                        August 1993 to November 1997, Mr. Cortez was a
                                        partner in the law firm of McKenna & Cuneo, LLP. Mr.
                                        Cortez was the President of the Denver Bar
                                        Association from 1982-1983; was Chairman of the
                                        Ethics Committee of the Colorado Bar Association
                                        from 1977-1978, was President of the Colorado Bar
                                        Association from 1996-1997, and was a member of the
                                        American Bar Association House of Delegates from
                                        1990-1995. Mr. Cortez is a Life Fellow of the
                                        Colorado Bar Foundation and American Bar Foundation.
                                        Mr. Cortez has been listed in the national
                                        publication "The Best Lawyers in America" for
                                        business litigation for the past ten years.
Joseph DeTuno........................   Mr. DeTuno was appointed Executive Vice President-
                                        Redevelopment of AIMCO in February 2001. Mr. DeTuno
                                        has been Senior Vice President-Property
                                        Redevelopment of AIMCO since August 1997. Mr. DeTuno
                                        was previously President and founder of JD
                                        Associates, his own full service real estate
                                        consulting, advisory and project management company
                                        that he founded in 1990.
Patti K. Fielding....................   Ms. Fielding was appointed Executive Vice President
                                        in February 2003. She is responsible for securities
                                        and debt financing and treasury department. From
                                        January 2000 to February 2003, Ms. Fielding served
                                        as Senior Vice President -- Securities and Debt. Ms.
                                        Fielding joined the Company in February 1997 and
                                        served as Vice President-Tenders, Securities and
                                        Debt until January 2002. Prior to joining the
                                        Company, Ms. Fielding was a Vice President with
                                        Hanover Capital Partners from 1996 to 1997, Vice
                                        Chairman, Senior Vice President and Principal of
                                        CapSource Funding Corp from 1993 to 1995, and Group
                                        Vice President with Duff & Phelps Rating Co. from
                                        1987 to 1993.

NAME                                       PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                       ---------------------------------------------
Patrick J. Foye......................   Mr. Foye was appointed Executive Vice President of
                                        AIMCO in May 1998. He is responsible for
                                        acquisitions of partnership securities,
                                        consolidation of minority interests, and corporate
                                        and other acquisitions. Prior to joining AIMCO, Mr.
                                        Foye was a merger and acquisitions partner in the
                                        law firm of Skadden, Arps, Slate, Meagher & Flom LLP
                                        from 1989 to 1998 and was Managing Partner of the
                                        firm's Brussels, Budapest and Moscow offices from
                                        1992 through 1994. Mr. Foye is also Deputy Chairman
                                        of the Long Island Power Authority and serves as a
                                        member of the New York State Privatization Council.
                                        He received a B.A. from Fordham College and a J.D.
                                        from Fordham University Law School and was Associate
                                        Editor of the Fordham Law Review.
Lance Graber.........................   Mr. Graber was appointed Executive Vice President in
                                        October 1999. His principal business function is
                                        acquisitions. Prior to joining AIMCO, Mr. Graber was
                                        an Associate from 1991 through 1992 and then a Vice
                                        President from 1992 through 1994 at Credit Suisse
                                        First Boston engaged in real estate financial
                                        advisory services and principal investing. He was a
                                        Director there from 1994 to May 1999, during which
                                        time he supervised a staff of seven in the making of
                                        principal investments in hotel, multi-family and
                                        assisted living properties. Mr. Graber received a
                                        B.S. and an M.B.A. from the Wharton School of the
                                        University of Pennsylvania.
Paul J. McAuliffe....................   Mr. McAuliffe has been Executive Vice President of
                                        AIMCO since February 1999 and was appointed Chief
                                        Financial Officer in October 1999. Prior to joining
                                        AIMCO, Mr. McAuliffe was Senior Managing Director of
                                        Secured Capital Corporation and prior to that time
                                        had been a Managing Director of Smith Barney, Inc.
                                        from 1993 to 1996, where he was a key member of the
                                        underwriting team that led AIMCO's initial public
                                        offering in 1994. Mr. McAuliffe was also a Managing
                                        Director and head of the real estate group at CS
                                        First Boston from 1990 to 1993 and he was a
                                        Principal in the real estate group at Morgan Stanley
                                        & Co., Inc. from 1983 to 1990. Mr. McAuliffe
                                        received a B.A. from Columbia College and an MBA
                                        from University of Virginia, Darden School.
Ronald D. Monson.....................   Mr. Monson was appointed Executive Vice President
                                        and Head of Property Operations of AIMCO on February
                                        6, 2001. Mr. Monson has been with AIMCO since 1997
                                        and was promoted to Divisional Vice President in
                                        1998. Prior to joining AIMCO, Mr. Monson worked for
                                        13 years in operations management positions in the
                                        lawn care and landscaping industries, principally
                                        with True Green/ Chemlawn. Mr. Monson received a
                                        Bachelor of Science from the University of Minnesota
                                        and a Masters in Business Administration from
                                        Georgia State University.

NAME                                       PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                       ---------------------------------------------
David Robertson......................   Mr. Robertson was appointed Executive Vice President
                                        in February 2002. He is responsible for affordable
                                        property operations, refinancing and other value
                                        creation within AIMCO's affordable portfolio. Prior
                                        to joining AIMCO, Mr. Robertson was a member of the
                                        investment-banking group at Smith Barney from 1991
                                        to 1996, where he was responsible for real estate
                                        investment banking transactions in the western
                                        United States, and was part of the Smith Barney team
                                        that managed AIMCO's initial public offering in
                                        1994. Since February 1996, Mr. Robertson has been
                                        Chairman and Chief Executive Officer of Robeks
                                        Corporation, a privately held chain of specialty
                                        food stores.
Jim Purvis...........................   Mr. Purvis was appointed Executive Vice President in
                                        February 2003. He is responsible for AIMCO's Human
                                        Resources and People Initiatives. Mr. Purvis has
                                        over 20 years of executive strategic human resources
                                        experience. Prior to joining AIMCO he was Vice
                                        President, HR at SomaLogic, a privately funded
                                        biotechnology company. He was a principal in O(3)C
                                        Global Organization Solutions, and has held
                                        executive human resources and operations management
                                        positions in ALCOA (Aluminum Company of America),
                                        Texas Air/Eastern Airlines, Starwood/ WestinHotels
                                        and Resorts, and Tele-Communications (TCI)
                                        Technology, Inc. Mr. Purvis holds a BA in
                                        communications and modern languages from the
                                        University of Notre Dame.
Randall J. Fein......................   Mr. Fein was appointed Executive Vice President in
                                        October 2003. He is responsible for Student Housing.
                                        Prior to joining AIMCO, Mr. Fein was president of
                                        the general partner of Texas First L.P. and Income
                                        Apartment Investors L.P. Mr. Fein is a 1977 graduate
                                        of the University of Texas at Austin. He also
                                        received a J.D. from the University of Texas at
                                        Austin in 1980.
James N. Bailey......................   Mr. Bailey was appointed a Director of AIMCO in June
Cambridge Associates, Inc.              2000. In 1973, Mr. Bailey co-founded Cambridge
1 Winthrop Square,                      Associates, Inc., which is an investment consulting
Suite 500                               firm for non-profit institutions and wealthy family
Boston, MA 02110                        groups. He is also Co-Founder, Treasurer and
                                        Director of The Plymouth Rock Company, Direct
                                        Response Corporation and Homeowners' Direct
                                        Corporation, each of which is a United States
                                        personal lines insurance company. He received his
                                        M.B.A. and J.D. degrees in 1973 from Harvard
                                        Business School and Harvard Law School.

NAME                                       PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                       ---------------------------------------------
Richard S. Ellwood...................   Mr. Ellwood was appointed a Director of AIMCO in
12 Auldwood Lane                        July 1994 and is currently Chairman of the Audit
Rumson, NJ 07660                        Committee and a member of the Compensation
                                        Committee. Mr. Ellwood is the founder and President
                                        of R.S. Ellwood & Co., Incorporated, a real estate
                                        investment banking firm. Prior to forming R.S.
                                        Ellwood & Co., Incorporated in 1987, Mr. Ellwood had
                                        31 years experience on Wall Street as an investment
                                        banker, serving as: Managing Director and senior
                                        banker at Merrill Lynch Capital Markets from 1984 to
                                        1987; Managing Director at Warburg Paribas Becker
                                        from 1978 to 1984; general partner and then Senior
                                        Vice President and a director at White, Weld & Co.
                                        from 1968 to 1978; and in various capacities at J.P.
                                        Morgan & Co. from 1955 to 1968. Mr. Ellwood
                                        currently serves as a director of Felcor Lodging
                                        Trust, Incorporated and Florida East Coast
                                        Industries, Inc.
J. Landis Martin.....................   Mr. Martin was appointed a director of AIMCO in July
199 Broadway                            1994 and became Chairman of the Compensation
Suite 4300                              Committee on March 19, 1998. Mr. Martin is a member
Denver, CO 80202                        of the Audit Committee. Mr. Martin has served as
                                        President and Chief Executive Officer of NL
                                        Industries, Inc., a manufacturer of titanium
                                        dioxide, since 1987. Mr. Martin has served as
                                        Chairman of Tremont Corporation ("Tremont"), a
                                        holding company operating though its affiliates
                                        Titanium Metals Corporation ("TIMET") and NL
                                        Industries, Inc. ("NL"), since 1990 and as Chief
                                        Executive Officer and a director of Tremont since
                                        1988. Mr. Martin has served as Chairman of TIMET, an
                                        integrated producer of titanium, since 1987 and
                                        Chief Executive Officer since January 1995. From
                                        1990 until its acquisition by a predecessor of
                                        Halliburton Company ("Halliburton") in 1994, Mr.
                                        Martin served as Chairman of the Board and Chief
                                        Executive Officer of Baroid Corporation, an oilfield
                                        services company. In addition to Tremont, NL and
                                        TIMET, Mr. Martin is a director of Halliburton,
                                        which is engaged in the petroleum services,
                                        hydrocarbon and engineering industries, and Crown
                                        Castle International Corporation, a communications
                                        company.
Thomas L. Rhodes.....................   Mr. Rhodes was appointed a Director of AIMCO in July
215 Lexington Avenue                    1994 and is a member of the Audit and Compensation
4th Floor                               Committees. Mr. Rhodes has served as the President
New York, NY 10016                      and a Director of National Review magazine since
                                        November 1992, where he has also served as a
                                        Director since 1998. From 1976 to 1992, he held
                                        various positions at Goldman, Sachs & Co. and was
                                        elected a General Partner in 1986 and served as a
                                        General Partner from 1987 until November 1992. He is
                                        currently Co-Chairman of the Board, Co-Chief
                                        Executive Officer and a Director of American Land
                                        Lease, Inc. He also serves as a Director of Delphi
                                        Financial Group and its subsidiaries, Delphi
                                        International Ltd., Oracle Reinsurance Company and
                                        the Lynde and Harry Bradley Foundation.

                                    ANNEX II

              EXECUTIVE SUMMARY OF INDEPENDENT APPRAISER'S REPORT

THE ATTACHED EXECUTIVE SUMMARY WAS PREPARED SOLELY BY THE INDEPENDENT APPRAISER, AND NEITHER THE COURT, THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION NOR COUNSEL FOR SUCH PARTIES PARTICIPATED IN THE PREPARATION OF THE EXECUTIVE SUMMARY.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Autumn Run Apartments

LOCATION:                     1627 Country Lakes Drive
                              Naperville, Illinois

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 30, 2003
DATE OF REPORT:               June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                       22.6454 acres, or 986,434 square feet
  Assessor Parcel No.:        07-09-222-007
  Floodplain:                 Community Panel No. 1702130006C (May 18, 1992)
                              Flood Zone C and X, an area inside the floodplain.
  Zoning:                     R-4 (High Density Multi-Family Planning and
                              Development)

BUILDING:
  No. of Units:               320 Units
  Total NRA:                  245,748 Square Feet
  Average Unit Size:          768 Square Feet
  Apartment Density:          14.1 units per acre
  Year Built:                 1986

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                 Market Rent
                   Square    -------------------     Monthly      Annual
   Unit Type        Feet      Per Unit    Per SF     Income       Income
--------------------------------------------------------------------------
1Br/1Ba - 1A15      608      $    675    $ 1.11    $ 21,600    $  259,200
1Br/1Ba - 2A15      624      $    700    $ 1.12    $ 22,400    $  268,800
1Br/1Ba - 3A15      614      $    700    $ 1.14    $ 28,000    $  336,000
1Br/1Ba - 4A15      629      $    725    $ 1.15    $ 29,000    $  348,000
1Br/1Ba - 5A15      751      $    775    $ 1.03    $ 31,000    $  372,000
1Br/1Ba - 6A15      774      $    800    $ 1.03    $ 32,000    $  384,000
2Br/1Ba - 1B15      837      $    950    $ 1.14    $ 11,400    $  136,800
2Br/1Ba - 2B15      857      $    950    $ 1.11    $ 11,400    $  136,800
2Br/2Ba - 1C15    1,035      $  1,000    $ 0.97    $ 36,000    $  432,000
2Br/2Ba - 2C15    1,056      $  1,000    $ 0.95    $ 36,000    $  432,000
                                          Total    $258,800    $3,105,600

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

OCCUPANCY:                                97%
ECONOMIC LIFE:                            45 Years
EFFECTIVE AGE:                            15 Years
REMAINING ECONOMIC LIFE:                  30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[PICTURE]                                         [PICTURE]

SUBJECT PROPERTY LEASING OFFICE AND CLUBHOUSE   SUBJECT PROPERTY

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

     As Vacant:          Hold for future multi-family development
     As Improved:        Continuation as its current use

METHOD OF VALUATION:     In this instance, the Sales Comparison and Income
                         Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 7
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                         Amount              $/Unit
---------------------                                      -----------         --------------
Potential Rental Income                                    $3,105,600          $9,705
Effective Gross Income                                     $3,147,760          $9,837
Operating Expenses                                         $1,249,633          $3,905            39.7% of EGI
Net Operating Income:                                      $1,802,127          $5,632

Capitalization Rate                                        7.75%
DIRECT CAPITALIZATION VALUE                                $23,200,000 *       $72,500 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      14%
Stabilized Vacancy & Collection Loss:                      5%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               8.25%
Discount Rate                                              10.75%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $23,100,000 *       $72,188 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $23,200,000         $72,500 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $64,615 to $90,857
  Range of Sales $/Unit (Adjusted)                         $74,308 to $90,857
VALUE INDICATION - PRICE PER UNIT                          $23,900,000 *       $74,688 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       6.76 to 8.74
  Selected EGIM for Subject                                7.40
  Subject's Projected EGI                                  $3,147,760
EGIM ANALYSIS CONCLUSION                                   $23,200,000 *       $72,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $22,700,000 *       $70,938 / UNIT

RECONCILED SALES COMPARISON VALUE                          $23,300,000         $72,813 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $23,900,000
  NOI Per Unit                                            $22,700,000
  EGIM Multiplier                                         $23,200,000
INDICATED VALUE BY SALES COMPARISON                       $23,300,000        $72,813 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $23,200,000
  Discounted Cash Flow Method:                            $23,100,000
INDICATED VALUE BY THE INCOME APPROACH                    $23,200,000        $72,500 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $23,300,000        $72,813 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Cooper's Pointe Apartments
LOCATION:                          2225 Greenridge Road
                                   North Charleston, South Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 28, 2003
DATE OF REPORT:                    July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                            14.48 acres, or 630,749 square feet
  Assessor Parcel No.:             484-00-00-075
  Floodplain:                      Community Panel No. 4500420005 C (November 5,
                                   1096)
                                   Flood Zone C, an area outside the floodplain.

  Zoning:                          R-2 (Multi-family residential)

BUILDING:

  No. of Units:                    192 Units
  Total NRA:                       161,664 Square Feet
  Average Unit Size:               842 Square Feet
  Apartment Density:               13.3 units per acre
  Year Built:                      1986

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

              Square         Market Rent         Monthly        Annual
Unit Type      Feet      Per Unit     Per SF      Income        Income
---------     ------     --------     ------     --------     ----------
1Br/1Ba       697          $599       $0.86      $ 45,524     $  546,288
2Br/2Ba       937          $699       $0.75      $ 81,084     $  973,008
                                      -----      --------     ----------
                                      Total      $126,608     $1,519,296

OCCUPANCY:                                           99%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 15 Years
REMAINING ECONOMIC LIFE:                       30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

                        [PICTURE ENTRANCE INTO PROJECT]


                        [PICTURE INTERIOR OF CLUBHOUSE]


                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

   As Vacant:                   Hold for future multi-family development
   As Improved:                 Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                   Amount                      $/Unit
---------------------                               --------------              --------------
Potential Rental Income                             $    1,519,296              $       7,913
Effective Gross Income                              $    1,547,178              $       8,058
Operating Expenses                                  $      661,039              $        3,443              42.7% of EGI
Net Operating Income:                               $      838,139              $        4,365

Capitalization Rate                                           8.50%
DIRECT CAPITALIZATION VALUE                         $    9,900,000 *            $51,563 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                            10 years
2002 Economic Vacancy                                           12%
Stabilized Vacancy & Collection Loss:                            6%
Lease-up / Stabilization Period                                N/A
Terminal Capitalization Rate                                 10.00%
Discount Rate                                                11.00%
Selling Costs                                                 2.00%
Growth Rates:
   Income                                                     3.00%
   Expenses:                                                  3.00%
DISCOUNTED CASH FLOW VALUE                          $    9,800,000 *            $51,042 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE              $    9,900,000              $51,563 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)               $27,691 to $66,383
   Range of Sales $/Unit (Adjusted)                 $47,214 to $53,362
VALUE INDICATION - PRICE PER UNIT                   $    9,600,000 *            $50,000 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                 4.88 to 7.15
   Selected EGIM for Subject                                  6.50
   Subject's Projected EGI                              $1,547,178
EGIM ANALYSIS CONCLUSION                            $   10,100,000 *            $52,604 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                    $   10,000,000 *            $52,083 / UNIT

RECONCILED SALES COMPARISON VALUE                   $   10,000,000              $52,083 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

   Price Per Unit                                      $ 9,600,000
   NOI Per Unit                                        $10,000,000
   EGIM Multiplier                                     $10,100,000
INDICATED VALUE BY SALES COMPARISON                    $10,000,000              $52,083 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                       $ 9,900,000
   Discounted Cash Flow Method:                        $ 9,800,000
INDICATED VALUE BY THE INCOME APPROACH                 $ 9,900,000              $51,563 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                   $ 9,900,000              $51,563 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
COPPER MILL, RICHMOND,VIRGINIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Copper Mill
LOCATION:                         3400 Coppermill Trace
                                  Richmond, Virginia

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 7, 2003
DATE OF REPORT:                   July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                          13.3565 acres, or 581,809 square feet
   Assessor Parcel No.:           756-756-1972
   Floodplain:                    Community Panel No. 510077 0050 B (February 4,
                                  1981)
                                  Flood Zone C, an area outside the floodplain.
   Zoning:                        R-5C (General Residence District)

BUILDING:
   No. of Units:                  192 Units
   Total NRA:                     158,568 Square Feet
   Average Unit Size:             826  Square Feet
   Apartment Density:             14.4 units per acre
   Year Built:                    1987

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION
----------------------------------------------------------------------------
                             Market Rent
              Square    ---------------------       Monthly        Annual
Unit Type      Feet      Per Unit      Per SF       Income         Income
----------------------------------------------------------------------------
  1A10           697    $       710    $ 1.02      $ 76,680      $   920,160
  2A20           967    $       860    $ 0.89      $ 30,960      $   371,520
  2B20         1,010    $       850    $ 0.84      $ 40,800      $   489,600
----------------------------------------------------------------------------
                                       Total       $148,440      $ 1,781,280

OCCUPANCY:                                     97%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 12 Years
REMAINING ECONOMIC LIFE:                       33 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
COPPER MILL, RICHMOND, VIRGINIA

                               SUBJECT PHOTOGRAPHS

[PICTURE]
EXTERIOR - APARTMENT BUILDING & LAKE

[PICTURE]
EXTERIOR - LANDSCAPE & APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 6
COPPER MILL, RICHMOND, VIRGINIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
    As Vacant:                 Hold for future multi-family development
    As Improved:               Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COPPER MILL, RICHMOND, VIRGINIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

     DIRECT CAPITALIZATION                       Amount                 $/Unit
     ---------------------                       ------                 ------
Potential Rental Income                       $  1,781,280             $  9,278
Effective Gross Income                        $  1,790,990             $  9,328
Operating Expenses                            $    636,750             $  3,316             35.6% of EGI
Net Operating Income:                         $  1,115,841             $  5,812

Capitalization Rate                                   8.75%
DIRECT CAPITALIZATION VALUE                   $ 12,700,000 *           $ 66,146 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                    10 years
2002 Economic Vacancy                                    8%
Stabilized Vacancy & Collection Loss:                    7%
Lease-up / Stabilization Period                        N/A
Terminal Capitalization Rate                          9.25%
Discount Rate                                        11.00%
Selling Costs                                         2.00%
Growth Rates:
  Income                                              3.00%
  Expenses:                                           3.00%
DISCOUNTED CASH FLOW VALUE                    $ 13,400,000 *           $ 69,792 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE        $ 13,400,000             $ 69,792 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)          $  59,545 to $ 81,100
  Range of Sales $/Unit (Adjusted)            $  68,775 to $ 81,814
VALUE INDICATION - PRICE PER UNIT             $ 13,800,000 *           $ 71,875 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales          6.89 to 8.23
  Selected EGIM for Subject                           7.65
  Subject's Projected EGI                     $  1,790,990
EGIM ANALYSIS CONCLUSION                      $ 13,700,000 *           $ 71,354 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION              $ 13,800,000 *           $ 71,875 / UNIT

RECONCILED SALES COMPARISON VALUE             $ 13,800,000             $ 71,875 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COPPER MILL, RICHMOND, VIRGINIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                              $ 13,800,000
  NOI Per Unit                                $ 13,800,000
  EGIM Multiplier                             $ 13,700,000
INDICATED VALUE BY SALES COMPARISON           $ 13,800,000             $ 71,875 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:               $ 12,700,000
  Discounted Cash Flow Method:                $ 13,400,000
INDICATED VALUE BY THE INCOME APPROACH        $ 13,400,000             $ 69,792 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:          $ 13,500,000             $ 70,313 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Four Winds Apartments
LOCATION:                        8000 Perry Road
                                 Overland Park, Kansas

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 8, 2003
DATE OF REPORT:                  July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                          24.4711 acres, or 1,065,961 square feet
  Assessor Parcel No.:           NP21100000 0002; (Assessed Value)
  Floodplain:                    Community Panel No. 2001740202F (June 17, 2002)
                                 Flood Zone X, an area outside the floodplain.


  Zoning:                        RP-3 (Residential Planned Development District)

BUILDING:

  No. of Units:                  350 Units
  Total NRA:                     312,094 Square Feet
  Average Unit Size:             892 Square Feet
  Apartment Density:             14.3 units per acre
  Year Built:                    1986

UNIT MIX AND MARKET RENT:

                        GROSS RENTAL INCOME PROJECTION
--------------------------------------------------------------
                Square     Market Rent     Monthly    Annual
  Unit Type      Feet   Per Unit  Per SF   Income     Income
--------------------------------------------------------------
1Br/1Ba - 1A10   720      $590     $0.82  $ 24,780  $  297,360
1Br/1Ba - 1B10   740      $560     $0.76  $ 11,200  $  134,400
1Br/1Ba - 1C10   760      $600     $0.79  $ 56,400  $  676,800
1Br/1Ba - 1D10   792      $600     $0.76  $  3,600  $   43,200
1Br/1Ba - 1E10   800      $699     $0.87  $ 15,378  $  184,536
2Br/1Ba - 2A10   969      $700     $0.72  $ 49,000  $  588,000
                                          --------  ----------
                                  Total   $233,358  $2,800,296
                                  ============================

OCCUPANCY:                       92%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   17 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

REMAINING ECONOMIC LIFE:         28 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[ENTRANCE TO SUBJECT AND VIEW OF 81ST STREET FACING EAST PICTURE]      [EXTERIOR - TYPICAL THREE-STORY BUILDING PICTURE]

                                    AREA MAP

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

As Vacant:                       Hold for future multi-family development
As Improved:                     Continuation as its current use

METHOD OF VALUATION:             In this instance, the Sales Comparison and
                                 Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                    Amount              $/Unit
Potential Rental Income                  $ 2,800,296         $8,001
Effective Gross Income                   $ 2,786,271         $7,961
Operating Expenses                       $ 1,206,814         $3,448          43.3% of EGI
Net Operating Income:                    $ 1,491,957         $4,263

Capitalization Rate                             9.00%
DIRECT CAPITALIZATION VALUE              $16,500,000 *       $47,143 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                              10 years
2002 Economic Vacancy                              9%
Stabilized Vacancy & Collection Loss:            8.5%
Lease-up / Stabilization Period                  N/A
Terminal Capitalization Rate                   10.00%
Discount Rate                                  11.00%
Selling Costs                                   2.00%
Growth Rates:
  Income                                       2.50%
  Expenses:                                    2.50%
DISCOUNTED CASH FLOW VALUE               $16,500,000 *       $47,143 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $16,500,000         $47,143 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)     $51,121 to $69,324
  Range of Sales $/Unit (Adjusted)       $44,855 to $50,468
VALUE INDICATION - PRICE PER UNIT        $16,600,000 *       $47,429 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales     6.49 to 7.33
  Selected EGIM for Subject                     6.00
  Subject's Projected EGI                $ 2,786,271
EGIM ANALYSIS CONCLUSION                 $16,600,000 *       $47,429 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $16,600,000 *       $47,429 / UNIT

RECONCILED SALES COMPARISON VALUE        $16,600,000         $47,429 / UNIT

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                         $16,600,000
  NOI Per Unit                           $16,600,000
  EGIM Multiplier                        $16,600,000
INDICATED VALUE BY SALES COMPARISON      $16,600,000         $47,429 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:          $16,500,000
  Discounted Cash Flow Method:           $16,500,000
INDICATED VALUE BY THE INCOME APPROACH   $16,500,000         $47,143 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $16,500,000         $47,143 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HAMPTON GREENS, DALLAS, TEXAS

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Hampton Greens
LOCATION:                         10911 Woodmeadow Parkway
                                  Dallas, Texas

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee Simple Estate

DATE OF VALUE:                    April 28, 2003
DATE OF REPORT:                   July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                          9 acres, or 392,040 square feet
   Assessor Parcel No.:           0085790N00002
   Floodplain:                    Community Panel No. 48113C0360K (February 5,
                                  2003)
                                  Flood Zone X, an area outside the floodplain.
   Zoning:                        MF-2 (A) (Multi Family District)

BUILDING:
   No. of Units:                  309 Units
   Total NRA:                     216,528 Square Feet
   Average Unit Size:             701 Square Feet
   Apartment Density:             34.3 units per acre
   Year Built:                    1985

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                          Square                 Market Rent        Monthly           Annual
Unit Type                  Feet            Per Unit      Per SF      Income           Income
1Br/1Ba - 1A10               523             $430        $0.82      $ 30,960        $  371,520
1Br/1Ba - 1B10               652             $450        $0.69      $ 56,700        $  680,400
1Br/1Ba - 1C10               745             $520        $0.70      $ 15,600        $  187,200
1Br/1Ba - 1D10               748             $575        $0.77      $ 15,525        $  186,300
2Br/2Ba - 2A20               892             $681        $0.76      $ 12,258        $  147,096
2Br/2Ba - 2B20               958             $720        $0.75      $  4,320        $   51,840
2Br/2Ba - 2C20             1,079             $800        $0.74      $ 24,000        $  288,000
Total                                                               $159,363        $1,912,356

OCCUPANCY:                         85%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HAMPTON GREENS, DALLAS, TEXAS

ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              18 Years
REMAINING ECONOMIC LIFE:                    27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

   [PICTURE]                                            [PICTURE]
EXTERIOR BUILDING                       EXTERIOR APARTMENT & LAUNDRY BUILDINGS

                                    AREA MAP
                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HAMPTON GREENS, DALLAS, TEXAS

                                NEIGHBORHOOD MAP
                                      [MAP]

HIGHEST AND BEST USE:
   As Vacant:                     Hold for future multi-family development
   As Improved:                   Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HAMPTON GREENS, DALLAS, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                        Amount                $/Unit
                                                        ------                ------
DIRECT CAPITALIZATION
Potential Rental Income                           $1,912,356              $ 6,189
Effective Gross Income                            $1,844,720              $ 5,970
Operating Expenses                                $  935,899              $ 3,029            50.7% of EGI
Net Operating Income:                             $  831,572              $ 2,691

Capitalization Rate                                     9.50%
DIRECT CAPITALIZATION VALUE                       $8,600,000 *            $27,832 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                    10 years
2002 Economic Vacancy                                     12%
Stabilized Vacancy & Collection Loss:                     10%
Lease-up / Stabilization Period                   12 months
Terminal Capitalization Rate                           10.00%
Discount Rate                                          11.00%
Selling Costs                                           3.00%
Growth Rates:
  Income                                                3.00%
  Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                        $8,800,000 *            $28,479 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE            $8,700,000              $28,155 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)              $27,016 to $39,835
  Range of Sales $/Unit (Adjusted)                $30,015 to $38,222
VALUE INDICATION - PRICE PER UNIT                 $9,400,000 *            $30,421 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales              4.24 to 5.50
  Selected EGIM for Subject                             4.50
  Subject's Projected EGI                         $1,844,720
EGIM ANALYSIS CONCLUSION                          $8,100,000 *            $26,214 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                  $7,500,000 *            $24,272 / UNIT

RECONCILED SALES COMPARISON VALUE                 $8,500,000              $27,508 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HAMPTON GREENS, DALLAS, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                         $9,400,000
   NOI Per Unit                                           $7,500,000
   EGIM Multiplier                                        $8,100,000
INDICATED VALUE BY SALES COMPARISON                       $8,500,000      $27,508 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                          $8,600,000
   Discounted Cash Flow Method:                           $8,800,000
INDICATED VALUE BY THE INCOME APPROACH                    $8,700,000      $28,155 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $8,500,000      $27,508 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PLANTATION CREEK, ATLANTA, GEORGIA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                           Plantation Creek
LOCATION:                                6925 Roswell Road
                                         Atlanta, Georgia

INTENDED USE OF ASSIGNMENT:              Court Settlement
PURPOSE OF APPRAISAL:                    "As Is" Market Value of the Fee Simple
                                         Estate
INTEREST APPRAISED:                      Fee simple estate

DATE OF VALUE:                           May 22, 2003
DATE OF REPORT:                          June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                                 34.96 acres, or 1,522,858 square feet
   Assessor Parcel No.:                  17-0073-LL-041-1; 17-0073-LL-042-9
   Floodplain:                           Community Panel No. 135160 0153E
                                         (June 22, 1998)
                                         Flood Zone X, an area outside the
                                         floodplain.
   Zoning:                               A (Medium Density Apartment District)

BUILDING:
   No. of Units:                         484 Units
   Total NRA:                            550,360 Square Feet
   Average Unit Size:                    1,137 Square Feet
   Apartment Density:                    13.8 units per acre
   Year Built:                           1976

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                          MARKET RENT
                            SQUARE    -------------------         MONTHLY       ANNUAL
  UNIT TYPE                  FEET     PER UNIT     PER SF         INCOME        INCOME
--------------              ------    --------     ------        --------    -----------
1Br/1Ba-1A10                  810     $  616       $ 0.76        $ 76,384    $   916,608
2Br/1Ba-2A10                1,080     $  700       $ 0.65        $ 56,000    $   672,000
2Br/2Ba-2A2                 1,100     $  714       $ 0.65        $ 49,980    $   599,760
2Br/2.5Ba-2A25              1,380     $  852       $ 0.62        $ 20,448    $   245,376
2Br/2Ba-2B2                 1,300     $  754       $ 0.58        $ 96,512    $ 1,158,144
3Br/2Ba-3A2                 1,500     $  839       $ 0.56        $ 48,662    $   583,944
                                                   ------        --------    -----------
                                                    Total        $347,986    $ 4,175,832

OCCUPANCY:                               98%
ECONOMIC LIFE:                           45 Years
EFFECTIVE AGE:                           20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PLANTATION CREEK, ATLANTA, GEORGIA

REMAINING ECONOMIC LIFE:                 25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS


[EXTERIOR - TYPICAL APARTMENT BUILDING PICTURE]      [LEASING OFFICE PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PLANTATION CREEK, ATLANTA, GEORGIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
   As Vacant:                           Hold for future multi-family development
   As Improved:                         Continuation as its current use

METHOD OF VALUATION:                    In this instance, the Sales Comparison
                                        and Income Approaches to value were
                                        utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PLANTATION CREEK, ATLANTA, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH


DIRECT CAPITALIZATION                                   Amount               $/Unit
---------------------                                ------------        --------------
Potential Rental Income                              $4,175,832          $8,628
Effective Gross Income                               $3,923,374          $8,106
Operating Expenses                                   $1,811,761          $3,743          46.2% of EGI
Net Operating Income:                                $1,990,613          $4,113

Capitalization Rate                                  9.00%
DIRECT CAPITALIZATION VALUE                          $21,800,000 *       $45,041 / Unit

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                30%
Stabilized Vacancy & Collection Loss:                13%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         9.50%
Discount Rate                                        11.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $22,200,000 *       $45,868 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $22,000,000         $45,455 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $45,313 to $52,311
       Range of Sales $/Unit (Adjusted)              $44,464 to $49,844
VALUE INDICATION - PRICE PER UNIT                    $22,700,000 *       $46,901 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.59 to 6.44
       Selected EGIM for Subject                     6.10
       Subject's Projected EGI                       $3,923,374
EGIM ANALYSIS CONCLUSION                             $23,600,000 *       $48,760 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $21,500,000 *       $44,421 / UNIT

RECONCILED SALES COMPARISON VALUE                    $22,500,000         $46,488 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PLANTATION CREEK, ATLANTA, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $22,700,000
     NOI Per Unit                                    $21,500,000
     EGIM Multiplier                                 $23,600,000
INDICATED VALUE BY SALES COMPARISON                  $22,500,000         $46,488 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $21,800,000
     Discounted Cash Flow Method:                    $22,200,000
INDICATED VALUE BY THE INCOME APPROACH               $22,000,000         $45,455 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $22,300,000         $46,074 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 4
PROMONTORY POINTE, AUSTIN, TEXAS


                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:               Promontory Pointe
LOCATION:                    2250 Ridgepoint Drive
                             Austin, Texas

INTENDED USE OF ASSIGNMENT:  Court Settlement
PURPOSE OF APPRAISAL:        "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:          Fee Simple Estate

DATE OF VALUE:               May 20, 2003
DATE OF REPORT:              July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                   9.1 acres, or 396,396 square feet
     Assessor Parcel No.:    229230204
     Floodplain:             Community Panel No. 48453C0120E (June 16, 1993)
                             Flood Zone X, an area outside the floodplain.
     Zoning:                 MF-3 (Multi-Family Residence-Medium Density)

BUILDING:
     No. of Units:           252 Units
     Total NRA:              183,600 Square Feet
     Average Unit Size:      729 Square Feet
     Apartment Density:      27.7 units per acre
     Year Built:             1983

UNIT MIX AND MARKET RENT:



                         GROSS RENTAL INCOME PROJECTION

                                    Market Rent
                   Square      --------------------      Monthly       Annual
  Unit Type         Feet       Per Unit      Per SF       Income       Income
  ---------        ------      --------      ------      -------       ------
1Br/1Ba - EA10        513        $520         $1.01     $ 24,960     $  299,520
1Br/1Ba - 1A10        699        $590         $0.84     $ 84,960     $1,019,520
2Br/2Ba - 2A20        972        $750         $0.77     $ 45,000     $  540,000
                                                        --------     ----------
                                           Total        $154,920     $1,859,040
                                                        ========     ==========

OCCUPANCY:                             85%
ECONOMIC LIFE:                         45 Years
EFFECTIVE AGE:                         20 Years
REMAINING ECONOMIC LIFE:               25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 5
PROMONTORY POINTE, AUSTIN, TEXAS

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]                     [EXTERIOR - LANDSCAPE PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 6
PROMONTORY POINTE, AUSTIN, TEXAS

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
     As Vacant:                Hold for future multi-family development
     As Improved:              Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 7
PROMONTORY POINTE, AUSTIN, TEXAS

PART TWO - ECONOMIC INDICATORS


                                                    Amount                $/Unit
                                                    ------                ------

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION
Potential Rental Income                       $         1,859,040      $        7,377
Effective Gross Income                        $         1,712,815      $        6,797
Operating Expenses                            $           820,733      $        3,257    47.9% of EGI
Net Operating Income:                         $           829,083      $        3,290

Capitalization Rate                                          9.00%
DIRECT CAPITALIZATION VALUE                   $         9,000,000 *    $35,714 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                           10 years
2002 Economic Vacancy                                          19%
Stabilized Vacancy & Collection Loss:                          12%
Lease-up / Stabilization Period                         12 months
Terminal Capitalization Rate                                 9.50%
Discount Rate                                               10.50%
Selling Costs                                                3.00%
Growth Rates:
       Income                                                3.00%
       Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                    $         9,200,000 *    $36,508 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE        $         9,100,000      $36,111 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)     $39,138 to $ 53,758
       Range of Sales $/Unit (Adjusted)       $30,527 to $ 38,383
VALUE INDICATION - PRICE PER UNIT             $         8,600,000 *    $34,127 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            4.50 to 5.14
       Selected EGIM for Subject                             5.00
       Subject's Projected EGI                $         1,712,815
EGIM ANALYSIS CONCLUSION                      $         8,400,000 *    $33,333 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION              $         8,100,000 *    $32,143 / UNIT

RECONCILED SALES COMPARISON VALUE             $         8,400,000      $33,333 / UNIT


----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 8
PROMONTORY POINTE, AUSTIN, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                       $8,600,000
     NOI Per Unit                                         $8,100,000
     EGIM Multiplier                                      $8,400,000
INDICATED VALUE BY SALES COMPARISON                       $8,400,000        $33,333 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                        $9,000,000
     Discounted Cash Flow Method:                         $9,200,000
INDICATED VALUE BY THE INCOME APPROACH                    $9,100,000        $36,111 / UNIT


RECONCILED OVERALL VALUE CONCLUSION:                      $9,000,000        $35,714 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 4
WOODCREEK, MESA, ARIZONA


                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:                                              Woodcreek
LOCATION:                                                   1710 S. Gilbert Rd
                                                            Mesa, Arizona

INTENDED USE OF ASSIGNMENT:                                 Court Settlement
PURPOSE OF APPRAISAL:                                       "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                                         Fee simple estate

DATE OF VALUE:                                              May 6, 2003
DATE OF REPORT:                                             July 10, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                                                 19.37 acres, or 843,757 square feet
      Assessor Parcel No.:                                  139-09-002-D
      Floodplain:                                           Community Panel No. 04013c2195f (July 19, 2001)
                                                            Flood Zone X, an area outside the floodplain.
      Zoning:                                               R-3 (Multi Residential/High Density)

BUILDING:
      No. of Units:                                         432 Units
      Total NRA:                                            353,760 Square Feet
      Average Unit Size:                                    819 Square Feet
      Apartment Density:                                    22.3 units per acre
      Year Built:                                           1985

UNIT MIX AND MARKET RENT:


                         GROSS RENTAL INCOME PROJECTION

                                 Market Rent
                   Square   ---------------------     Monthly     Annual
Unit Type           Feet    Per Unit       Per SF     Income      Income
---------          ------   ----------   --------   ----------   ----------
 1Br/1Ba              579   $      556   $   0.96   $   17,792   $  213,504
 1Br/1Ba              700   $      590   $   0.84   $   47,200   $  566,400
 1Br/1Ba              740   $      583   $   0.79   $   37,312   $  447,744
 1Br/1Ba              768   $      611   $   0.80   $   48,880   $  586,560
 2Br/1Ba              882   $      662   $   0.75   $   31,776   $  381,312
 2Br/2Ba              957   $      668   $   0.70   $   32,064   $  384,768
                                          Total     $  272,240   $3,266,880


OCCUPANCY:                75%
ECONOMIC LIFE:            45 Years
EFFECTIVE AGE:            13 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 5
WOODCREEK, MESA, ARIZONA


REMAINING ECONOMIC LIFE:    32 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

    [EXTERIOR - OFFICE PICTURE]           [EXTERIOR - LANDSCAPE & PARK PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 6
WOODCREEK, MESA, ARIZONA



                                [NEIGHBORHOOD MAP]


HIGHEST AND BEST USE:
      As Vacant:              Hold for future multi-family development
      As Improved:            Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 7
WOODCREEK, MESA, ARIZONA


PART TWO - ECONOMIC INDICATORS

                                                  Amount                          $/Unit
                                            ------------------                 --------------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                     $        3,266,880                 $        7,562
Effective Gross Income                      $        3,014,448                 $        6,978
Operating Expenses                          $        1,347,362                 $        3,119        44.7% of EGI
Net Operating Income:                       $        1,559,086                 $        3,609

Capitalization Rate                                       9.00%
DIRECT CAPITALIZATION VALUE                 $       16,900,000*                $39,120 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                        10 years
2002 Economic Vacancy                                       24%
Stabilized Vacancy & Collection Loss:                       15%
Lease-up / Stabilization Period                      12 months
Terminal Capitalization Rate                              9.50%
Discount Rate                                            12.00%
Selling Costs                                             2.00%
Growth Rates:
       Income                                             3.00%
       Expenses:                                          3.00%
DISCOUNTED CASH FLOW VALUE                  $       16,900,000*                $39,120 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $       16,900,000                 $39,120 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)   $23,500 to $77,083
       Range of Sales $/Unit (Adjusted)     $35,688 to $42,396
VALUE INDICATION - PRICE PER UNIT           $       16,800,000*                $38,889 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales         6.73 to 7.88
       Selected EGIM for Subject                          6.00
       Subject's Projected EGI              $        3,014,448
EGIM ANALYSIS CONCLUSION                    $       17,600,000*                $40,741 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $       18,500,000*                $42,824 / UNIT

RECONCILED SALES COMPARISON VALUE           $       17,200,000                 $39,815 / UNIT

-----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 8
WOODCREEK, MESA, ARIZONA


PART THREE - SUMMARY OF VALUE CONCLUSIONS


SALES COMPARISON APPROACH:
      Price Per Unit                           $     16,800,000
      NOI Per Unit                             $     18,500,000
      EGIM Multiplier                          $     17,600,000
INDICATED VALUE BY SALES COMPARISON            $     17,200,000     $39,815 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:            $     16,900,000
      Discounted Cash Flow Method:             $     16,900,000
INDICATED VALUE BY THE INCOME APPROACH         $     16,900,000     $39,120 / UNIT


RECONCILED OVERALL VALUE CONCLUSION:           $     16,900,000     $39,120 / UNIT

     Questions and requests for assistance or for additional copies of this Litigation Settlement Offer and the letter of transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                      The Information Agent for offer is:

                             THE ALTMAN GROUP, INC.

                                    By Mail:

                                  P.O. Box 238
                              Lyndhurst, NJ 07071

                             By Overnight Courier:

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                                    By Hand:
                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                         For information, please call:

                                 By Telephone:

                           TOLL FREE: (800) 467-0821

                                    By Fax:

                                 (201) 460-0050